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As filed with the Securities and Exchange Commission on August 8, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2
REGISTRATION STATEMENT
Under
The Securities Act of 1933

NATURAL GOLF CORPORATION
(Name of Small Business Issuer in Its Charter)

Illinois (State or other jurisdiction of incorporation or organization)	3949 (Primary Standard Industrial Classification Code Number)	36-3745860 (I.R.S. Employer Identification Number)

Natural Golf Corporation
1200 East Business Center Drive, Suite 400
Mount Prospect, Illinois 60056
(847) 795-0100
(Address and telephone number of principal executive offices)

Andrew S. Wyant
Chief Executive Officer
Natural Golf Corporation
1200 East Business Center Drive, Suite 400
Mount Prospect, Illinois 60056
(847) 795-0100
(Name, address and telephone number of agent for service)

Copies to:

JEFFREY R. PATT MICHAEL J. DIVER Katten Muchin Zavis Rosenman 525 West Monroe Street, Suite 1600 Chicago, Illinois 60661-3693 Phone: (312) 902-5200 Facsimile: (312) 902-1061	LAWRENCE G. NUSBAUM ROBERT PEREZ Gusrae, Kaplan & Bruno, PLLC 120 Wall Street New York, New York 10005 Phone: (212) 269-1400 Facsimile: (212) 809-5449

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Common Stock, no par value	2,875,000(2)		$$20,125,000	$1,630

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933.

(2)
Includes 375,000 shares of common stock that the underwriter has the option to purchase from two shareholders of the Registrant to cover over-allotments, if any.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

Subject to Completion dated August     , 2003

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities, and we are not soliciting offers to buy securities, in any where the offer or sale is not permitted.

Natural Golf Corporation
Common Stock
2,500,000 Shares

        This is an initial public offering of 2,500,000 shares of common stock of Natural Golf Corporation. We anticipate that the initial public offering price will be between $                              and $                      per share.

        Prior to this offering, there has been no public market for the common stock. Application will be made to have the common stock listed on the American Stock Exchange under the symbol "            ".    The common stock is being offered on a firm commitment basis through Gilford Securities Incorporated.

        Please see "Risk Factors" beginning on page 6 to read about certain factors you should consider before buying any shares of common stock.

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price of common stock	$
Underwriting discount	$
Proceeds (before expenses) to Natural Golf Corporation	$

        Two of our shareholders have granted our underwriter a 45-day option to purchase up to 375,000 shares of common stock to cover over-allotments, if any. We will not receive any proceeds from the sale of our common stock by the selling shareholders if the over-allotment option is exercised.

        Our underwriter will also receive a non-accountable expense allowance equal to 3% of the gross proceeds of this offering and warrants to purchase up to 287,500 shares of our common stock at an exercise price equal to 120% of the initial public offering price.

        It is expected that the certificates representing the shares will be ready for delivery at Gilford Securities Incorporated's office in New York, New York on or about                        , 2003.

Gilford Securities Incorporated

Prospectus dated            , 2003.

[Inside Cover Artwork]

PROSPECTUS SUMMARY

        This summary highlights only some of the information contained in this prospectus and does not contain all of the information you should consider in making your investment decision. You should read carefully this entire prospectus, including the "Risk Factors" section and our financial statements and notes to those financial statements appearing elsewhere in this prospectus, before making an investment decision.

Natural Golf

        We are a golf instruction and equipment company focused on delivering a total system for improving the play of golfers of all abilities. We produce and sell instructional videotapes explaining our Natural Golf swing system, offer golf schools through a network of instructors certified to teach the Natural Golfing swing system, and manufacture and sell golf equipment specifically developed for the golfer using our swing system, who we refer to as the "Natural Golfer".

        The Natural Golf swing system places the grip in the palm of the hands, not in the fingers; and extends the arms to create a "single-plane swing". This reduces club head and body rotation, creating a simpler, easier to learn, more "natural" motion. The stance is wider which tends to minimize the turning of the hips.

        Virtually all of our revenue is derived from the sale of instructional kits, golf schools and specially designed, custom-fitted golf clubs.

Industry Background

        Over the past twenty years, the golf industry has enjoyed rapid expansion in the number of golf facilities, the number of rounds played, and the percentage of the United States population that plays golf at least once per year. The number of individuals playing at least one regulation round of golf grew slightly to 26.2 million in United States in 2002, up from 25.8 million in 2001.

        The golf industry consists of the instruction, clubs and equipment, and apparel segments. The clubs and equipment segment has annual revenues of nearly $3.9 billion, and the apparel segment has annual revenues of approximately $800 million. The golf instruction segment is very fragmented, with approximately 25,000 PGA teaching professionals and over 400 golf schools in the United States.

        Favorable demographic trends offer encouraging growth prospects for the game of golf. With Baby Boomers now entering their 50's and 60's, many are expected to retire, pursue their leisure with more enthusiasm, and live longer and healthier lives. More recently, the participation of women in golf has gained significant momentum. Finally, the so-called "Tiger effect," based on the enormous popularity of Tiger Woods and expanded television coverage of major golf events, has resulted in increased golf participation among junior golfers.

        In recent years, the golf equipment industry has made significant advances in product design and technology. The rapid evolution appears to be accelerating the rate at which golfers are willing to purchase new or additional equipment. While these equipment advances have not necessarily resulted in improved scores, they illustrate the responsiveness of golfers to innovations that they believe will improve their game.

Strategy

        Our objective is to become a leading provider of golf instruction and equipment by focusing on direct marketing of the benefits of the Natural Golf system to golfing consumers. We believe that our marketing and sales approach is novel to the industry—we market and sell direct to golfers a complete system for improving their golf game. Golfers looking to improve their game are first introduced to the Natural Golf system through the purchase of a relatively inexpensive instructional kit. They can then follow up by attending golf schools held by our network of certified instructors. Once introduced to our system, we then market and sell to these customers golf equipment specifically developed for the Natural Golfer. Based upon our years of experience in the golf industry, it is our belief that:

  •
  A majority of other golf equipment manufacturers sell through mass merchandisers, sporting goods chains, independent sporting and golf stores, and golf pro shops.

  •
  Golf equipment manufacturers typically do not sell instructional courses or endorse a specific technique.

  •
  Larger golf instruction schools may market directly to customers, but they generally do not sell a complete improvement system with equipment that can produce additional higher profit sales.

        The key components of our marketing and sales strategy are as follows:

  •
  Acquire new customers. We intend to focus our marketing efforts on acquiring new customers. The primary way we intend to attract new customers is through the sale of instructional kits through infomercials, magazine and newspaper ads, radio and the Internet. We continually seek to improve the efficiency of our customer acquisition programs through more creative marketing activities and improved media advertisements.

  •
  Increase marketing to existing customers. We plan to pursue an enhanced, multi-faceted direct marketing effort designed to leverage our database of customers who have previously purchased our products. With sufficient marketing funds available for these customer-directed efforts, our objective will be to convert instructional kit purchasers into purchasers of golf school sessions and Natural Golf equipment at increasing rates. Additional funds for information technology improvements will facilitate these direct marketing initiatives.

  •
  Continue to enhance our golf schools. Golf Magazine has honored our schools as one of the Top 25 Golf Schools. Our network of schools includes approximately 63 year-round locations staffed with our trained instructors. Our instructors act as field sales agents, providing a local, dedicated sales infrastructure to promote our swing system, products and brand. With additional funding, we plan to extend our certified instructor network and co-sponsor promotions and events at the local level.

  •
  Establish our Platinum teaching facilities. We plan to establish up to eight separate teaching facilities with signage, computer analytical tools, and total fitting systems. Our objective is to staff these facilities with full-time Natural Golf employees who are our best certified instructors. Our marketing efforts will focus on attracting new and existing customers to these new sites. We believe that this approach will allow us to capture a greater percentage of school revenues and will foster the development of an individual lesson program that may enhance our revenues. These sites are also expected to be more effective in generating follow-on equipment sales.

  •
  Continue to expand our product line. Additional funding will allow us to continue to develop new products such as the ST 110 Irons being introduced currently and to develop comprehensive programs to sell other accessories such as golf balls, gloves, bags and shoes.

Our Offices

        Our principal executive offices are located at 1200 East Business Center Drive, Suite 400, Mount Prospect, Illinois 60056 and our telephone number is (847) 795-0100. Our web site is www.naturalgolf.com. The information on our web site is not incorporated by reference into, and does not constitute part of, this prospectus.

        The name "Natural Golf" and the Natural Golf logo are registered trademarks of Natural Golf.

The Offering

Common stock offered by us	2,500,000 shares.
Common stock to be outstanding immediately after this offering	5,013,504 shares.
Over-allotment option granted by the selling shareholders	375,000 shares.
Use of Proceeds
We intend to use the net proceeds from this offering to satisfy obligations due and becoming due, develop new marketing programs, infomercials and advertising, replenish our inventory, implement an enterprise information and financial system, upgrade our database management system, establish new teaching facilities, sponsor additional PGA tour professionals and for working capital and other general corporate purposes. See the section of this prospectus captioned "Use of Proceeds."
Proposed American Stock Exchange Symbol	" "

        The number of shares of our common stock outstanding immediately after this offering is based on 2,513,504 shares outstanding as of July 31, 2003. The number of shares outstanding as of July 31, 2003 does not take into account (1) 900,000 shares of common stock reserved for issuance pursuant to future grants under our 2003 Stock Incentive Plan, (2) 568,970 shares of common stock issuable upon the conversion of our outstanding secured and unsecured debentures, (3) 10,000 shares of common stock issuable upon the exercise at $10.00 per share of outstanding options held by a consultant, (4) 568,970 shares of common stock issuable upon the exercise at $4.00 per share of warrants issued in connection with our outstanding secured and unsecured debentures, (5) 186,505 shares of common stock issuable upon the exercise of other outstanding warrants at exercise prices ranging from $0.01 to $4.00 per share, (6) up to 32,625 shares of our common stock issuable upon exercise at $4.00 per share of certain warrants that will be issued to holders of our secured debentures that agree to extend the maturity of their debentures from December 31, 2003 to June 30, 2004, (7) 175,000 shares of our common stock issuable upon exercise at $4.00 per share of certain warrants that will be issued to existing investors upon completion of this offering, and (8) up to 287,500 shares of common stock issuable upon the exercise of warrants to be issued to Gilford Securities Incorporated pursuant to the underwriting agreement.

        Unless otherwise indicated, all information in this prospectus assumes our underwriter does not exercise its over-allotment option with respect to this offering.

Selected Financial Information

        The following table presents selected financial data derived from our financial statements. The historical financial data for the six months ended May 31, 2003 and June 30, 2002, the eleven months ended November 30, 2002, the one month ended December 31, 2002, and the years ended December 31, 2002 and 2001 has been derived from our financial statements which are contained in this prospectus. You should read the following information along with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and notes, included in this prospectus.

Statement of Operations Data:	Six months ended May 31, 2003	Six Months ended June 30, 2002	One month ended December 31, 2002	Eleven months ended November 30, 2002	Year ended December 31, 2002	Year ended December 31, 2002
Net Revenues	$4,957,005	$7,380,753	$547,690	$11,572,295	$12,119,985	$16,042,429
Income (Loss) from Operations	(961,396)	(855,102)	(368,374)	(1,778,946)	(2,147,320)	(1,872,155)
Other Income (Expense)	(719,468)	(195,959)	(70,305)	(434,039)	(504,344)	(244,697)
Net Income (Loss)	(1,680,864)	(1,051,061)	(438,679)	(2,212,985)	(2,651,664)	(2,116,852)
Basic and Diluted Income (Loss) per Share (1)	(0.72)	(0.51)	(0.19)	(1.06)	(1.26)	(1.08)
Shares Used in Computing Basic and Diluted Income (Loss) per Share (1)	2,348,562	2,053,696	2,226,104	2,084,502	2,099,927	1,955,583

        The following table summarizes our balance sheet at November 30, 2003 on an actual basis, at May 31, 2003 on an actual basis, and at May 31, 2003 on a pro forma as adjusted basis to reflect the issuance of securities since May 31, 2003 and the sale of 2,500,000 shares in this offering at an assumed initial public offering price of $                      per share, the midpoint of the range shown on the cover of this prospectus, after deducting underwriting discounts and estimated offering expenses payable by us.

Balance Sheet Data:	As of November 30, 2002	As of May 31, 2003	Pro Forma As Adjusted As of May 31, 2003
Working Capital	$(4,611,781)	$(3,724,128)
Total Assets	1,945,054	1,520,396
Long-Term Debt	72,669	55,385
Total Liabilities	5,884,531	4,634,419
Common Stock, no par value per share	8,714,682	10,095,384
Treasury Stock	(50,000)	(50,000)
Additional Paid-in Capital	626,932	1,752,548
Deficit accumulated during development stage	(13,231,091)	(14,911,955)
Total Shareholders' Deficit	(3,939,477)	(3,114,023)

(1)
See Note 1 to our financial statements for the determination of the number of shares of common stock used in computing basic and diluted net loss per share.

RISK FACTORS

        An investment in our common stock involves a high degree of risk. You should carefully read and consider the following risks as well as the other information contained in this prospectus, including our financial statements and the notes to those financial statements, before making an investment decision. Our business, financial condition and results of operations could be materially adversely affected by any of these risks. The trading price of our common stock could decline due to any of these risks, and you could lose all or part of your investment.

        We are currently insolvent and will not be able to repay our obligations when they become due without significant additional funding.

        On May 31, 2003 and November 30, 2002, we had a net working capital deficit of $3,724,128 and $4,611,781, respectively, and a total shareholders' deficit of $3,114,023 and $3,939,477, respectively. We will not be able to repay our obligations when they become due without significant additional funding. We are not current with many of our vendors and suppliers, who may elect to discontinue doing business with us if their accounts are not brought current.

        Our obligations include a $350,000 bank loan that must be repaid in full by October 30, 2003 (of which $75,000 has been paid subsequent to May 31, 2003), a $93,706 secured note due a former officer on the earlier of the closing of this offering or December 31, 2003 (of which $18,706 has been paid subsequent to May 31, 2003), and $1,305,000 of secured convertible debentures that will become due on December 31, 2003, which we are attempting to have extended to June 30, 2004. Since May 31, 2003, we have issued an additional $970,881 of unsecured convertible debentures that will become due on June 30, 2004. Finally, $700,000 of promissory notes will become due to investors on November 1, 2003, and a $50,000 promissory note will become due to an investor on December 30, 2003. We have the option of paying these notes in shares of common stock at a rate of $2.00 per share, or $1.00 per share in the case of the $50,000 note.

        It is likely that we will continue to incur operating losses for the foreseeable future and, as a result, we will not be able to satisfy our obligations solely from cash generated from operations. If, for any reason, we are unable to make required payments under our debt obligations, one or more of our creditors may take action to collect their debts. Some of our creditors hold security interests in our assets and any collection efforts on their behalf could materially adversely affect our operations and our ability to fund marketing programs that may ultimately force us to, among other things:

  •
  discontinue or curtail our business operations;

  •
  sell assets at unfavorable prices;

  •
  refinance existing debt obligations on terms unfavorable to us; or

  •
  merge, consolidate or combine with a company with greater financial resources in a transaction that may be unfavorable to us.

        Our accountants have included a paragraph in their opinion indicating that we may not be able to continue as a going concern.

        Our accountants have included a paragraph in their opinion that accompanies our audited financial statements as of and for the eleven months ended November 30, 2002 indicating that our net losses and deficits raise substantial doubt about our ability to continue as a going concern. If we are unable to generate sufficient cash flows from our operating activities and obtain additional financing, we may not be able to continue as a going concern and you could lose your entire investment.

  We expect to continue to incur losses, and we may never become profitable.

        We have incurred operating losses in most of the quarters in which we have been in business. Our accumulated deficit through May 31, 2003 was $14.9 million. We expect to continue to incur losses, and we cannot be certain if or when we will become profitable. In addition, a high percentage of our operating expenses, particularly personnel and rent, are fixed in advance of any particular quarter. We expect our operating expenses to increase significantly as we increase the number of our employees and develop our business infrastructure in an effort to grow our marketing business following this offering. As a result, if we are not successful in acquiring new customers and generating increased revenues, we may not be able to achieve and maintain profitability in the future.

        We intend to use approximately    % of the net proceeds of this offering to satisfy existing indebtedness, and the remaining net proceeds may not be sufficient to achieve profitability, and we may need to raise additional capital that may not be available on satisfactory terms.

        We intend to use approximately            % of the net proceeds of this offering to satisfy our existing indebtedness. We anticipate that the remaining net proceeds of this offering, together with projected cash flows from our operations, will be sufficient to fund our operations and capital requirements for the next fiscal year. However, if our marketing programs are not successful, or we are unable to acquire new customers in a cost-effective manner, we may need to raise additional funds. Our need for additional funds may be heightened because we intend to use a substantial portion of the net proceeds of this offering to satisfy our current obligations. We cannot be certain that we will be able to obtain additional financing on favorable terms, if at all. If we need additional capital and cannot raise it on acceptable terms, we may not be able to:

  •
  fund our marketing and promotions programs to generate new customers;

  •
  develop new infomercials, magazine and newspaper advertisements and Internet programs;

  •
  pursue direct marketing efforts to generate follow-on customer purchases;

  •
  establish new Platinum teaching facilities and expand our golf school and instructor network;

  •
  obtain sponsorships with PGA Tour professionals;

  •
  obtain favorable times and pricing for our media advertising;

  •
  launch new product development projects or pursue joint ventures;

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  compete for and retain employees and qualified golf instructors; or

  •
  respond to competitive pressures or unanticipated requirements.

        In addition, if we raise additional capital through the sale of equity securities, your ownership interest in us will be diluted.

        We may invest or spend the net proceeds of this offering in ways with which you may not agree.

        We intend to use approximately            % of the net proceeds of this offering to satisfy our existing indebtedness. Our management will have significant flexibility in applying the remaining net proceeds of this offering. Because of the number and variability of factors that determine our use of the net proceeds from this offering, these uses may vary substantially from our current intentions. You will have to rely on the judgment of our management and may disagree with their decisions as to the application of these proceeds. Pending these uses, we intend to invest the net proceeds from this offering in government securities and other short-term, investment-grade, interest-bearing instruments. See the section of this prospectus captioned "Use of Proceeds" for more information.

        Our infomercial marketing and other techniques for customer acquisition may not be successful.

        Our success will depend in large part on the ability of our infomercial and other marketing programs to deliver new customers. Moreover, our customer acquisition costs may increase in the future, and our customers may not spend in amounts sufficient to cover our selling and operating expenses because of economic conditions or otherwise. There can be no assurance that our infomercial and other customer acquisition and direct marketing programs will be successful. Since this is a key element of our plan to increase revenue, if we are not able to generate increased customer spending through these efforts, our results of operations and financial condition will be adversely affected.

  We may not grow or we may be unable to manage our growth.

        Our business plan is to rapidly expand our customer acquisition efforts and spending to grow our business. However, we may not grow as planned or at all. If we do grow, such growth may place significant strains on our management personnel and other resources. In order to manage future growth, we will need to continue to improve our operational, administrative and accounting systems and to continue to attract, train, retain, motivate and manage our employees. In addition, our future success will depend in large part on our ability to maintain high rates of customer satisfaction, on-time delivery, inventory utilization and product and service quality, and to optimize our student-to-teacher ratios, while simultaneously increasing the number of our certified instructors, product lines and marketing programs. If we are unable to manage our growth effectively, our quality and ability to retain key personnel will be adversely affected, and our business could be harmed.

        Our overall performance and quarterly operating results are volatile and could adversely affect the market price of our common stock.

        Our quarterly revenue, expenses and operating results have varied significantly in the past and are likely to vary significantly from quarter to quarter in the future. We expect large fluctuations in our future quarterly operating results due to a number of factors, including:

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  the number, size, timing, scope and success of our marketing and promotions programs;

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  how cost-effectively we can acquire new customers;

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  customer receptiveness to our direct marketing efforts to generate follow-on purchases;

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  potential delays in establishing our new Platinum teaching facilities and expanding our golf school and instructor network;

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  our ability to obtain favorable times and prices for our television and print media advertising;

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  new product delays or cancellations;

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  how well we manage our overhead, administrative and other expenses as we attempt to grow the business; and

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  changes in our pricing policies.

        In addition, many factors affecting our operating results are outside of our control. Some of these factors include:

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  pricing changes in the industry;

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  new product offerings from competitors;

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  growth in the golf industry;

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  seasonality of the golf business in the United States and Canada, our primary markets;

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  economic conditions specific to the recreational and sports industries;

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  changes in our customer's desire for our products and services and their recreational spending habits; and

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  general economic conditions.

        As a result of these and other factors, our results of operations for any particular quarter are not necessarily indicative of results that may be expected for any subsequent quarter or related fiscal year. These fluctuations in our quarterly results could cause our quarterly earnings to fall below market expectations. Any failure to meet expectations of securities analysts or the market in general could adversely affect the market price of our common stock. Securities class action litigation is frequently brought against companies following a sharp decline in their stock price. Any such litigation, regardless of merit, could result in substantial costs and a diversion of our management's attention away from the operation of our business.

        We may not be able to attract and retain employees and instructors which could affect our ability to compete effectively.

        Our business requires direct contact between our employees and instructors and our customers. Accordingly, our success depends in large part upon our ability to attract, train, retain, motivate and manage our employees and instructors. We invest significant amounts of time and money to train and develop our employees and instructors. We have experienced a high rate of attrition among our personnel, and we may not realize a return on our investment of time and money if employees leave shortly after training. Any inability to attract, train and retain our employees and instructors would impair our ability to adequately manage and staff our existing and future business, which in turn would adversely affect our operating results.

  Loss of key members of our management could adversely affect our business.

        We depend on the continued employment and performance of Andrew S. Wyant, our Chief Executive Officer and President, and Thomas Herskovits, our Chairman, and other key members of our management. If any of our key managers resigns or becomes unable to continue in his present role and is not adequately replaced, our business operations could be materially adversely affected. We do not maintain key person life insurance for any of our management team.

        Further, we currently do not carry officer and director liability insurance. If we are unable to obtain officer and director liability insurance, it may be difficult for us to attract and retain qualified persons to serve as officers and directors.

        Our future success is dependent on our ability to compete effectively in the highly competitive golf equipment and golf school industries.

        The golf equipment industry is highly competitive and dominated by a few large market participants, including Callaway (which also owns the Ben Hogan, Odyssey and Top-Flite brands), Adidas (which owns the Taylor Made and MaxFli brands), Nike, Fortune Brands (which owns the Titleist and Cobra brands) and Ping. These companies have better brand recognition and significantly greater financial resources than us. Newer and smaller companies have also entered the market, including Rossignol (which owns the Cleveland Golf brand), Adams, Wilson, Mizuno, and GenX Sports (which owns Tear Drop, Ram and Tommy Armour brands), which has led to increased competition. Our large competitors tend to promote and market a premium product image focused primarily on performance. The significant research and development, marketing and sponsorship budgets of these competitors tend to result in premium priced products compared to smaller players in the equipment industry. We likewise promote a premium product image in terms of both performance and price, but with a significantly lower research and development, marketing and sponsorship budget.

        Many of our current and potential competitors have longer operating histories, established reputations and greater financial, technical and marketing resources than we do. This may place us at a disadvantage in responding to our competitors' pricing strategies, technological advances, advertising campaigns, strategic partnerships and other initiatives. Many of our competitors have well-established relationships with our potential partners and have extensive knowledge of these industries. These competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements and devote more resources to the development, promotion and sale of their products and services than we can. Finally, we expect to face additional competition from new entrants into the golf school and golf equipment marketplaces because there are relatively low barriers to entry into them. For more information concerning the competitive nature of our industries and the challenges we face, see the section of this prospectus captioned "Competition."

        Our business will be negatively affected if we do not keep up with the continuing technological changes in the golf industry.

        The golf equipment market is characterized by rapidly changing technology designed to enhance golf equipment performance. Accordingly, our future success will depend, in part, on our ability to:

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  effectively use leading technologies in the design and manufacture of our equipment;

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  continue to develop our strategic and technical expertise through our internal resources or through strategic alliances and partnerships;

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  develop new products and services that meet changing customer needs;

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  advertise and market our golf equipment and instruction services; and

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  influence and respond to emerging industry standards and other technological changes.

        All of these tasks must be accomplished in a timely and cost-effective manner. We cannot assure you that we will succeed in effectively doing any of these tasks and our failure to do so could have a material adverse effect on our business, financial condition or results of operations.

        Seasonal fluctuations in our business and unanticipated variations in our marketing and promotional programs may impact our operating results.

        We derive all of our revenue from golf products and services, which we sell and market directly to our customers. We expect that we will experience seasonal fluctuations in revenues relating to our sales and marketing efforts. We expect that revenues in the quarters ending November 30 and February 28 will typically be lower than our other two quarters due to the seasonal nature of the golf business in North America and Canada. This seasonal trend may materially affect our quarter-to-quarter operating results. Furthermore, a large percentage of our operating expenses, particularly marketing, personnel and rent, are fixed or committed to in advance of any particular quarter. While the scope and number of our marketing and promotion programs may be adjusted to reflect the success of each in generating new customers and revenues, these adjustments take time, and we must maintain a sufficient level of committed marketing and promotion spending as well as personnel staffing to support these programs and anticipated customer spending growth. As a result, unanticipated variations in the number, scope and success of our marketing programs may cause significant variations in our operating results in any particular quarter and could adversely affect our overall business and financial condition.

        Our share price may be volatile because our shares have not been publicly traded before.

        Prior to this offering, you could not buy or sell our common stock publicly. We intend to apply to have our common stock listed on the American Stock Exchange. That listing, if obtained, will not ensure, however, that an active public market for our common stock will develop and continue after this offering. You may not be able to resell your shares at or above the initial public offering price due to a number of additional factors, including:

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  fluctuations in our operating results;

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  changes in expectations as to our future financial performance, including changes in financial estimates of securities analysts;

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  increased competition;

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  departures of key personnel; or

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  operating and stock price performance of other comparable companies.

        Furthermore, assuming all of our shareholders execute lock-up agreements, only 2,500,000 shares of our common stock outstanding immediately after this offering will be freely tradable. In addition, our directors, officers and other affiliates have the right to purchase shares of our common stock in this offering. All of these factors may hinder the development of an active trading market in our common stock. Finally, the stock market in general has recently experienced extreme volatility that often has been unrelated to the operating performance of particular companies. Further broad market and industry fluctuations may adversely affect the trading price of our common stock regardless of our actual operating performance. See the section of this prospectus captioned "Underwriting" for a more complete discussion of the factors to be considered in determining the initial public offering price.

        Following this offering, our officers and directors will continue to own a significant number of shares, and have a significant influence over shareholder actions, which could result in our taking actions that other shareholders do not approve.

        Our executive officers and directors beneficially own or control, collectively, 1,244,124 shares of our common stock, or 47.1% of the voting power of our common stock. Upon completion of this offering, these shares will represent approximately 24.2% of the voting power of our outstanding common stock. Accordingly, these persons would be in a position to significantly influence the election and removal of directors and the outcome of significantly all matters submitted to shareholders for a vote. Additionally, these persons would be able to significantly influence any proposed amendment to our charter, a merger proposal, a proposed sale of assets or other major corporate transaction or a non-negotiated takeover attempt. This concentration of ownership may discourage a potential acquiror from making an offer to buy us, which, in turn, could adversely affect the market price of our common stock. See the sections of this prospectus captioned "Management," "Principal Shareholders" and "Description of Capital Stock" for more information.

        Provisions of our articles of incorporation and bylaws and Illinois law could deter takeover attempts that may offer you a premium, which could adversely affect the market price of our common stock.

        Provisions of our articles of incorporation, bylaws and Illinois law could make it difficult for a third party to acquire us, even if doing so would be beneficial to our shareholders. The existence of these provisions may deprive you of an opportunity to sell your shares at a premium over prevailing prices. For example, our articles of incorporation provide that, following this offering, so long as we have at least six directors, the board of directors will be divided into three classes as nearly equal in size as possible with staggered three-year terms. This classification of our board of directors will have the effect of making it more difficult for shareholders to change the composition of the board. In addition, our board of directors is authorized, without further shareholder approval, to issue up to two million shares of preferred stock with such rights, preferences and privileges as our board of directors may determine. This means that, without shareholder approval, our board of directors has the authority to attach special rights to this preferred stock, including voting and dividend rights. With these rights, preferred shareholders could make it more difficult for a third party to acquire us. See "Description of Capital Stock" for more information on these provisions.

        The price per share of our common stock in this offering may not be indicative of the market price that will prevail after this offering.

        Since our stock has not yet traded publicly, our management and the underwriter will negotiate the common stock's initial public offering price per share. The price they determine may not be indicative of the market price that will prevail after this offering. As a result, you will not be able to sell your shares at a profit if the market price that prevails after this offering is less than the price you paid per share.

        Future sales of common stock by existing shareholders may have an adverse impact on the market price of our common stock.

        Sales of a substantial number of shares of our common stock in the public market following this offering, or the perception that large sales could occur, could cause the market price of our common stock to decline or limit our future ability to raise capital through an offering of equity securities. After completion of this offering, there will be 5,013,504 shares of our common stock outstanding. All of the shares of common stock sold in this offering will be freely tradable without restriction or further registration under the federal securities laws unless purchased by our "affiliates" within the meaning of Rule 144 under the Securities Act. Our directors, officers and substantially all of our existing shareholders have agreed for a period of one year after the closing of this offering, to not, without the prior written consent of our underwriter, directly or indirectly, offer to sell, sell or otherwise dispose of any shares of our common stock, other than shares acquired in this offering. Following the closing of this offering, and subject to legal requirements, we also intend to file a registration statement on Form S-8 under the Securities Act covering 900,000 shares reserved for issuance under our incentive compensation plan. Accordingly, subject to applicable vesting requirements and exercise with respect to options, shares registered under that registration statement will be available for sale in the open market immediately after the one-year lock-up agreements expire. For a more detailed description of additional shares that may be sold in the future, see the sections of this prospectus captioned "Shares Eligible for Future Sale" and "Underwriting."

        The conversion or exercise of outstanding derivative securities may dilute the value of your investment.

        We have issued and outstanding warrants, options, and convertible debt that may be exercised or converted into up to 1,334,445 shares of our common stock at exercise and conversion prices ranging from $0.01 to $10.00 per share, or a weighted average exercise price of $3.78 per share. For the length of time these derivative securities are outstanding, the holders thereof will have an opportunity to profit from a rise in the market price of our common stock without assuming the risks of ownership. It should be expected that the holders of such derivative securities would exercise or convert these securities at a time when the market price of our common stock is higher than the exercise or conversion prices of the derivative securities. As a result, the conversion or exercise of these securities may dilute the value of your investment in our common stock. These holders have agreed to refrain from offering, selling or otherwise deposing of any shares of our common stock, without the prior written consent of our underwriter, for a period of one year following the closing of this offering. However, we have agreed to file a registration statement on Form SB-2 covering up to 1,263,195 of the shares of common stock issuable upon the conversion or exercise of some of these derivative securities. As a result, up to 1,263,195 shares of common stock issuable upon the exercise or conversion of our outstanding derivative securities will be available for sale in the open market immediately after the holders' one-year lock-up agreements expire.

        We have also agreed to issue to our underwriter warrants to purchase a number of shares of common stock equal to 10% of the number of shares of common stock sold in this offering at an exercise price equal to 120% of the initial public offering price. The shares of common stock issuable upon the exercise of these warrants will be included in the resale registration statement described above. These warrants are exercisable after the first anniversary of the closing of this offering and, if exercised, will be available for sale in the open market.

        In addition to the foregoing, we will issue up to an additional 32,625 shares of our common stock to secured debenture holders who agree to extend the maturity dates of their debentures from December 31, 2003 to June 30, 2004. These shares are issuable to the holders upon the exercise of warrants at $4.00 per share. In addition, upon completion of this offering, we will issue warrants to a number of investors that will be exercisable into an aggregate of 175,000 shares of our common stock at an exercise price of $4.00 per share. The exercise of these securities may result in further shares of our common stock being available for sale in the public market.

  Purchasers in this offering will incur immediate and substantial dilution.

        The initial public offering price of our common stock will be substantially higher than the pro forma book value per share of our outstanding common stock. As a result, if you purchase shares of our common stock in this offering, you will experience an immediate and substantial dilution of $                              per share in the pro forma net tangible book value per share from the price you paid for our common stock, assuming an initial public offering price of $                      , the midpoint of the range shown on the cover of this prospectus. This means that the price you paid for the shares you acquired in this offering will be significantly higher than their net tangible book value per share. If we issue additional shares of common stock in the future, you may experience further dilution in the net tangible book value of your shares. See the section of this prospectus captioned "Dilution" for more information.

  We do not intend to pay any dividends.

        Our Board of Directors presently intends to cause us to follow a policy of retaining earnings, if any, that remain after the payment of interest on outstanding debt investments. It is unlikely that we will pay any dividends on our common stock following this offering even if cash is available to pay dividends.

FORWARD-LOOKING STATEMENTS

        Some of the statements under the captions "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus constitute forward-looking statements. You can identify these statements from our use of the words "may," "should," "could," "potential," "continue," "plan," "forecast," "estimate," "project," "believe," "intend," "anticipate," "expect, "target," "is likely," "will," or the negative of these terms, and similar expressions. These forward-looking statements may include, among other things:

  •
  statements and assumptions relating to projected growth, earnings, earnings per share and other financial performance measures, as well as management's short-term and long-term performance goals;

  •
  statements relating to the anticipated effects on results of operations or financial condition from recent and expected developments or events;

  •
  statements relating to our business and growth strategies; and

  •
  any other statements, projections or assumptions that are not historical facts.

        We believe that our expectations are based on reasonable assumptions. However, these forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from our expectations of future results, performance or achievements expressed or implied by these forward-looking statements. In addition, our past results of operations do not necessarily indicate our future results. We discuss these and other uncertainties in the "Risk Factors" section of this prospectus.

        You should not place undue reliance on any forward-looking statements. These statements speak only as of the date of this prospectus. Except as otherwise required by federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements or the risk factors described in this prospectus, whether as a result of new information, future events, changed circumstances or any other reason after the date of this prospectus.

USE OF PROCEEDS

        Our net proceeds from the sale of our common stock in this offering, assuming an initial public offering price of $                      per share, the midpoint of the range shown on the cover of this prospectus, are estimated to be approximately $                                           . Net proceeds are what we expect to receive after paying the underwriters' discount and other expenses of the offering. We will not receive any proceeds from the sale of shares of our common stock by the selling shareholders if the over-allotment option is exercised. The following table contains information about our expected use of proceeds.

	Approximate Amount	Approximate Percentage of Net Proceeds
Pay certain obligations now due or becoming due	$		%
Develop new marketing programs new infomercials, magazine and newspaper ads and Internet programs	$		%
Working capital for advertising and promotion campaigns	$		%
Implement a total enterprise information and financial system and upgrade our database management system, telephone system and web sites	$		%
Establishment of eight Platinum teaching facilities	$		%
Sponsorships with Professional Golf Association Tour professionals	$		%
Working capital for inventory and other general corporate purposes	$		%

Total		$100%

        Pay obligations now due or becoming due.    Represents obligations of Natural Golf now due or becoming due, including a bank loan of $350,000 ($75,000 of which has been paid subsequent to May 31, 2003), investor notes of $750,000, advances of $100,000 due to Thomas Herskovits ($85,000 of which was advanced subsequent to May 31, 2003), promissory note of $93,706 due to a former officer ($18,706 of which has been paid subsequent to May 31, 2003), and trade payables and accrued expenses of approximately $605,000 that are currently past due.

        Develop new marketing programs, new infomercials, magazine and newspaper ads and Internet programs.    Represents costs to develop certain marketing programs including two new infomercials, new magazine and newspaper advertisements and Internet programs.

        Working capital for advertising and promotion campaigns.    Represents working capital to run infomercials, regional and local promotions and other direct marketing programs.

        Implement an enterprise information and financial system and upgrade our database management system.    Represents costs for upgrade of Natural Golf's information systems. Specifically, an enterprise solution will be purchased and implemented which will integrate accounting, sales and inventory management. In addition, our database management, telephone system and web sites will be upgraded.

        Establishment of eight Platinum teaching facilities.    Represents the estimated costs to establish, develop and staff eight Platinum teaching centers. These centers would include a separate facility, signage, computer analytical tools, and clubs and fitting systems. The centers are planned for Southern Florida, Chicago, Palm Springs, Myrtle Beach, Dallas, Philadelphia, Hawaii and Minneapolis.

        Sponsorships with Professional Golf Association Tour professionals.    Represents the estimated costs of sponsorship agreements with PGA Touring Professionals to represent Natural Golf on the PGA, LPGA and Senior PGA Tours. It is expected that two or three professionals will be signed. The ideal candidates are well-known pros who are currently not performing well. The improvement that the Natural Golf system can make in their game is the ideal story for us.

        Working capital for inventory and other general corporate purposes.    Represents additional working capital investment for inventory and other general corporate purposes, including payment of salaries, rent, trade payables, professional fees and other operating expenses.

        The allocation of the net proceeds from this offering set forth above represents our best estimate based upon our currently proposed plans and assumptions relating to our operations and certain assumptions regarding the success of our marketing programs and general economic conditions. If any of these factors change, we may find it necessary or advisable to reallocate some of the proceeds within the above-described categories or to use portions for other purposes.

        We anticipate that the net proceeds of this offering, together with projected cash flows from our operations, will be sufficient to fund our operations and capital requirements for the next fiscal year. However, if our marketing programs are not successful or we are unable to acquire new customers in a cost-effective manner, we may need to raise additional funds. Further, we cannot assure you that such funds will not be expended earlier due to unanticipated changes in economic conditions or other circumstances that we cannot foresee. In the event our plans change or our assumptions change or prove to be inaccurate, we could be required to seek additional financing sooner than currently anticipated.

        Pending such uses, we intend to invest the net proceeds from this offering in government securities and other short-term, investment-grade, interest-bearing instruments.

DIVIDEND POLICY

        We have not declared or paid any cash dividends on our common stock and do not intend to pay any cash dividends on the common stock in the foreseeable future. We currently intend to retain future earnings, if any, to fund the development and growth of our business. Future dividends, if any, will be determined by our board of directors.

CAPITALIZATION

        The following table shows our capitalization as of May 31, 2003 on an actual basis, on a pro forma basis giving effect to the issuance of securities since May 31, 2003, and on a pro forma as adjusted basis to give effect to the issuance and sale of 2,500,000 shares of common stock in this offering at an assumed initial public offering price of $                              per share, the midpoint of the range shown on the cover of this prospectus. The information presented below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and any financial statements and the related notes included elsewhere in this prospectus.

	Actual	Pro Forma	Pro Forma As Adjusted
Indebtedness:
Bank Notes	$350,000	$350,000
Capitalized Leases	89,483	89,483
Investor Notes	750,000	750,000
Less Amortized Discount	(7,262)	(7,262)

Investor Notes (Net)	742,738	742,738
Secured Convertible Debentures	1,305,000	1,305,000
Less Amortized Discount	(701,025)	(701,025)

Secured Convertible Debentures (Net)	603,975	603,975
Former Officer Notes and Shareholder Advances	108,706	193,706
Unsecured Convertible Debentures	—	970,881
Less Amortized Discount	—	(763,151)

Unsecured Convertible Debentures (Net)	—	207,730

Total Indebtedness	1,894,902	2,187,632
Shareholders' equity:
Preferred Stock, no shares authorized, actual and pro forma; none outstanding, actual and pro forma; 2,000,000 shares authorized, pro forma as adjusted; and none outstanding, pro forma as adjusted	—	—
Common Stock, no par value, 4,000,000 shares authorized, actual and pro forma; 2,512,881 shares outstanding, actual; 2,513,504 shares outstanding, pro forma; 18,000,000 shares authorized, pro forma as adjusted; and 5,013,504 shares outstanding, pro forma as adjusted	10,095,384	10,097,876
Treasury Stock	(50,000)	(50,000)
Additional paid-in capital	1,752,548	2,515,699
Retained earnings (accumulated deficit)	(14,911,955)	(14,911,955)

Total shareholders' equity (deficit)	(3,114,023)	(2,348,380)

Total capitalization	$(1,219,121)	$(160,748)

        The number of shares of our common stock outstanding as of May 31, 2003 on an actual basis, on a pro forma basis giving effect to the issuance of securities issued since May 31, 2003, and on a pro forma as adjusted basis to give effect to the issuance and sale of 2,500,000 shares of common stock this offering does not take into account (1) 900,000 shares of common stock reserved for issuance pursuant to future grants under our 2003 Stock Incentive Plan, (2) 568,970 shares of common stock issuable upon the conversion of our outstanding secured and unsecured debentures, (3) 10,000 shares of common stock issuable upon the exercise at $10.00 per share of outstanding options held by a consultant, (4) 568,970 shares of common stock issuable upon the cash exercise at $4.00 per share of warrants issued in connection with our outstanding secured and unsecured debentures, (5) 186,505 shares of common stock issuable upon the exercise of other outstanding warrants at exercise prices ranging from $0.01 to $4.00 per share, (6) up to 32,625 shares of our common stock issuable upon exercise at $4.00 per share of certain warrants that will be issued to holders of our secured debentures that agree to extend the maturity of their debentures from December 31, 2003 to June 30, 2004, (7) 175,000 shares of our common stock issuable upon exercise at $4.00 per share of certain warrants that will be issued to investors upon completion of this offering, and (8) up to 287,500 shares of common stock issuable upon the exercise of warrants to be issued to Gilford Securities Incorporated pursuant to the underwriting agreement.

DILUTION

        Our net tangible book value as of May 31, 2003 was approximately ($4,025,010), or ($1.60) per share of common stock. Net tangible book value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities, divided by the number of shares of common stock outstanding.

        After giving effect to our sale of 2,500,000 shares of common stock in this offering at an assumed initial public offering price of $                              per share, the midpoint of the range shown on the cover of this prospectus, and after deducting underwriting discounts and estimated offering expenses payable by us and the application of the net proceeds, our net tangible book value as adjusted as of May 31, 2003 would have been approximately $                              , or $                              per share. This represents an immediate increase in net tangible book value of $                              per share to our existing shareholders and an immediate dilution of $            per share to new investors purchasing shares of our common stock in this offering.

        The following tables illustrate the respective per share dilution amounts:

Assumed initial public offering price per share	$
Net tangible book value per share as of May 31, 2003		($1.60)

Increase per share attributable to new investors	$

Net tangible book value per share after this offering	$

Dilution per share to new investors	$

        The following table sets forth, on a pro forma basis as of May 31, 2003, the differences between existing shareholders and investors purchasing shares in this offering with respect to the number of

shares purchased from us, the total consideration paid to us (assuming an initial public offering price of $                  per share), and the average price per share paid.

	Shares Purchased			Total Consideration
							Average Price Per Share
	Number	Percent		Amount	Percent
Existing shareholders	2,512,881%			$10,095,384%				$4.02
New investors			%	$		%	$

Total		100.0%			$100.0%		$

        This discussion and the foregoing table do not take into account shares of common stock issued since May 31, 2003 and assume no exercise or conversion of outstanding options, warrants and convertible debt. In addition, the information presented does not take into account the shares issuable upon exercise of the warrants to be issued to Gilford Securities Incorporated pursuant to the underwriting agreement. To the extent these options, warrants or convertible debt are exercised or converted, new investors will experience further dilution. We have issued and outstanding warrants, options, and convertible debt that may be exercised or converted into up to 1,334,445 shares of our common stock at exercise and conversion prices ranging from $0.01 to $10.00 per share, or a weighted average exercise price of $3.78 per share. We also have the right to issue shares of common stock at $2.00 per share to satisfy $700,000 of notes becoming due November 1, 2003 and $1.00 per share to satisfy $50,000 of notes coming due December 30, 2003. Our election to pay these notes with shares of common stock would cause new investors to experience further dilution. Upon completion of this offering, we are required to issue to certain noteholders five-year warrants to purchase an aggregate of 175,000 shares of our common stock at an exercise price of $4.00 per share. Finally, we will be required to issue up to an additional 32,625 shares of our common stock to secured debenture holders who agree to extend the maturity dates of their debentures from December 31, 2003 to June 30, 2004. These shares will be issuable to the holders upon the exercise of warrants at $4.00 per share.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and notes thereto and the other financial information included elsewhere in this prospectus. In addition to historical information, this management's discussion and analysis of financial condition and results of operations and other parts of this prospectus contain forward-looking information that involve risks and uncertainties. Our actual results could differ materially from those anticipated by such forward-looking information as a result of certain factors, including but not limited to, those set forth under "Risk Factors" and elsewhere in this prospectus.

OVERVIEW

        As of January 1, 2001, we split our operations into three direct, wholly-owned subsidiaries. These subsidiaries were established based on source of revenue production: Natural Golf Products Corporation for product sales generated from infomercials and other media advertising, the Internet and telemarketing efforts, Natural Golf Field Sales Corporation for product sales generated from the field sales group primarily certified instructors, and Natural Golf Schools Corporation for revenue generated from golf schools and instruction.

        We build custom golf clubs and supply them, along with our other products, including components, accessories, instructional kits, books and videos, to our subsidiaries, Natural Golf Products and Natural Golf Field Sales. Our products are supplied at prices based on discounts ranging from 40% to 60% from the actual selling price to our customers. These inter-company sales are eliminated as part of our consolidation.

        We also provide administrative and marketing services for each of our subsidiaries, including conducting direct mail and e-mail campaigns and producing a bi-monthly magazine sent to existing customers to generate sales and deliver instruction assistance. The cost of these services is allocated to our subsidiaries in a manner that reflects, to the extent practical, the actual services provided to each of them. Each of our subsidiaries also pays an annual service fee equal to 10% of these allocated costs. These service fees are eliminated in consolidation.

        Our Natural Golf Products subsidiary markets and sells all of our products, as well as golf instruction services for our Natural Golf Schools subsidiary operations. Natural Golf Products uses various methods to attract golfers to the swing system and purchase the initial instructional kit, including infomercials, television and radio commercials, print advertising, telemarketing and the web. It uses our marketing services, including direct mail and e-mail campaign, and the distribution of a bi-monthly magazine for existing customers. These services create incoming phone calls, from which the inside sales staff make sales. Natural Golf Products receives a 10% commission from Natural Golf Schools on its sales of golf instruction services, which is eliminated in consolidation.

        Natural Golf Field Sales primarily sells our custom-built golf clubs. Natural Golf Field Sales also sells all of our other products, but these non-equipment sales total less than 10% of overall Natural Golf Field Sales. The certified instructors who teach for Natural Golf Schools sell golf clubs primarily to those customers who attended instruction provided through Natural Golf Schools. In addition, the instructors conduct club demonstrations to help market and sell golf clubs to existing customers in their geographical area. Clubs and other products are purchased from us at a discount from retail price.

        Natural Golf Schools conducts our golf school operations. It develops the school offerings and the content of the instruction, selects, trains and certifies the instructors, and arranges for sites to hold the instruction. The primary school offerings were one-day and three-day schools held in over 150 locations. Natural Golf Products and Natural Golf Field Sales sell the schools, for which they are paid a 10% commission; this commission is eliminated in consolidation.

        In 2002, we changed our fiscal year end to November 30 from December 31. Therefore, we have added the unaudited results for the month of December 2002 to the eleven months ended November 30, 2002 for purposes of comparison to the year ended December 31, 2001. We have compared our unaudited results for the six-month period ended May 31, 2003 to our unaudited results for the six-month period ended June 30, 2002. We believe these quarterly periods are comparable and present a fair comparison of our most recent quarter ended with those of a prior period.

Losses from Operations

        We incurred net losses of $2.7 million for the year ended December 31, 2002 and $2.1 million for the year ended December 31, 2001. For the six-month period ended May 31, 2003, we incurred a net loss of $1.7 million compared with a net loss of $1.1 for the six-month period ended June 30, 2002. As of May 31, 2003, we had an accumulated deficit of $14.9 million and a total shareholders' deficit of $3.1 million.

        Our accountants have included a paragraph in their opinion indicating that our net losses and deficits raise substantial concern about our ability to continue as a going concern. We have been unable to generate sufficient cash flows from our operations to meet our obligations as they come due. We have funded our operations, including the development of a new infomercial and new instructional products, through the issuance of common stock and issuance of various debt instruments.

        Our strategy to achieve profitability includes increasing our new customer marketing and advertising expenditures to generate new customers and additional revenues. Historically, our revenues are closely correlated with our marketing expenses. However, lack of adequate funding has precluded us from marketing at our desired levels, thus reducing our new customer acquisition activities and preventing us from reaching a revenue level sufficient to generate profitable operations. Our revenues for the year ended December 31, 2001 increased $6.2 million, or 63%, from the year ended December 31, 2000, supported largely by marketing expenses of approximately $6.3 million during the year ended December 31, 2001. However, due to limited financial resources, marketing expenses declined by $2.5 million, or 39.7%, for the year ended December 31, 2002, causing our 2002 revenues to decline by nearly $3.9 million, or 24.5%, compared to the year ended December 31, 2001.

        During the three-year period ended December 31, 2002, we added approximately 118,500 new customers in our primary product categories through our customer acquisition marketing programs, an average of 39,500 new customers per year. During this same three-year period, our marketing costs directed at acquiring these new customers, primarily through infomercials and print media, totaled $10.3 million, resulting in an average marketing cost per new customer of approximately $87.00. Based on the average gross profit generated on the first purchase by these customers, our average net cost to acquire new customers over this three-year period was approximately $8.00 per new customer, excluding any gross profit derived from the customer's other purchases.

        After acquiring a new customer, we attempt to sell them our other products, including golf schools and equipment. These sales are driven primarily by an extensive direct marketing campaign consisting of direct mailings, magazine distribution, opt-in e-mails and other special promotions. Our direct marketing costs were $1.4 million and $1.5 million for the year ended December 31, 2001 and 2002, respectively. As a result of our direct marketing efforts, our new customers on average spend approximately $120.00 on other products and services during the 18-month period following their initial purchase.

        Our future profitability will depend largely on our ability to acquire new customers in a cost-effective manner and the success of our direct marketing programs to generate follow-on customer spending. We must make a significant investment in media advertising on a continuing basis to attract new customers and increase revenue. We must also increase the funding of our direct marketing campaigns and our school expansion programs to generate additional instruction and equipment sales to our existing customer base. With sufficient capital to fund our customer acquisition and direct marketing programs on a consistent basis, we expect to generate additional revenues that will ultimately lead us to a revenue level sufficient to exceed operating expenses. However, there is no assurance that if such funds are received, that our marketing efforts will generate new customers at the cost we anticipate or that the revenue generated by new and existing customers will be sufficient to enable us to achieve profitability in the future.

CRITICAL ACCOUNTING POLICIES

        The policies below are critical to our business operations and the understanding of our results of operations. In the ordinary course of business, we make a number of estimates and assumptions relating to the reporting of our results of operations and financial condition in the preparation of our financial statements in conformity with accounting principles generally accepted in the United States. Certain critical accounting assumptions affect the reported amounts of assets, liabilities, revenues and expenses. As a result, changes in these estimates or assumptions could significantly affect our financial position or our results of operations. Actual results may differ from these estimates under different assumptions or conditions as discussed below. We believe that of the significant accounting policies used in the preparation of our consolidated financial statements, the items discussed below involve critical accounting estimates and high degree of judgment and complexity.

        Our critical accounting policies are as follows:

  •
  Revenue recognition and allowance for sales returns;

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  Inventory valuation; and

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  Accounting for income taxes.

Revenue Recognition and Allowance for Sales Returns

        Revenue is recognized from product sales when both title and risk of loss transfer to the customer. Generally, both risk of loss and title pass to our customers at the date of shipment via common carrier. Sales are recorded net of an allowance for sales returns. We offer a money-back guarantee that allows the customers to return most products, within 30 days of receipt, for a full refund of their original product purchase price, or exchange them for other products. We estimate product sale returns based upon sales levels, historical return percentages and current economic trends. If the actual costs of sales returns significantly exceed the recorded estimated allowance, our sales would be significantly adversely affected.

Inventories

        Our inventories are valued at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method. Our inventory balances consist of the material costs of unassembled golf club components and other products bought and sold for resale without further processing or assembly. These balances are written down periodically to adjust for any obsolete or unmarketable inventory as impairment of such inventories is identified. The estimated write-downs for obsolete or unmarketable inventory are based upon our understanding of market conditions and forecasts of future product demand. If the actual amount of obsolete or unmarketable inventory significantly exceeds the estimated amounts, our cost of products sold and gross profit would be significantly adversely affected.

Income Taxes

        Deferred income taxes are recognized for the expected tax consequences in future years for differences between the tax bases of assets and liabilities and their financial reporting amounts, based upon enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Our significant deferred tax asset is related primarily to our net operating loss carry-forward. We have had net losses from inception and received a going concern explanatory paragraph in the Independent Auditor's Report of our financial statements for the eleven months ended November 30, 2002. We have concluded that it is more likely than not that our deferred tax assets will not be realized and as a result, we have provided a valuation allowance for the total of our net deferred tax asset at November 30, 2002. The estimates for deferred tax assets and the corresponding valuation allowance require complex judgments. We periodically review those estimates for reasonableness. However, because the recoverability of deferred tax assets is directly dependent upon our future operating results, actual recoverability of deferred tax assets may differ materially from our estimates.

CONSOLIDATED RESULTS OF OPERATIONS

Comparison of Six Months 2003 Results to Six Months 2002 Results

        Our net revenue decreased approximately $2.4 million or approximately 32.8% for the six-month period ended May 31, 2003 compared to the six-month period ended June 30, 2002. This decline in revenue was primarily attributed to a decrease in marketing expenses for the six-month period ended May 31, 2003 compared to the six-month period ended June 30, 2002. The reduction in marketing and advertising programs was due to our limited financial resources. Since we market direct to consumers, marketing and advertising spending are critical to generate new customer and follow-on sales revenues. Additional capital resources will be required to increase marketing and advertising programs to produce both new and follow-on customer spending.

        Natural Golf Products net revenue decreased 27.5% to $2.8 million for the six months ended May 31, 2003, compared to $3.9 million for the six months ended June 30, 2002. The decline was primarily attributed to a decrease in equipment sales. Natural Golf Field Sales net revenue decreased 42.7% to $1.2 million for the six months ended May 31, 2003, compared to $2.1 million for the six months ended June 30, 2002. This decrease is largely due to a decline in students attending Natural Golf Schools' schools where equipment sales are generated. Natural Golf Schools' net revenue decreased 32.4% to $945,000 for the six months ended May 31, 2003, compared to $1.4 million for the six months ended June 30, 2002. The revenues for the six months ended June 30, 2002 included approximately $70,000 of revenue from a customer tournament which was not held in the most recent six months ended. The golf instruction services were impacted by a reduction in attending students of from 3,940 for the six months ended June 30, 2002 to 2,267 for the six months ended May 31, 2003.

        Our gross margin percentage decreased from 65.2% for the six-month period ended June 30, 2002 to 64.6% for the six-month period ended May 31, 2003. This decrease resulted mainly from changes in product mix. A greater portion of sales during the six months ended June 30, 2002 included instructional kits that normally have a higher gross margin. Natural Golf Products gross margin percentage, excluding any inter-company profit, increased from 46.0% for the six months ended June 30, 2002, to 51.2% for the six months ended May 31, 2003. Gross margin on Natural Golf Field Sales golf equipment sales, excluding any inter-company profit, was 42.4% for the six months ended May 31, 2003, up from 37.3% for the six months ended June 30, 2002. Gross margin on golf instruction services was 51.1% for the six months ended May 31, 2003 up from 28.9% for the six months ended June 30, 2002, largely due to the increased costs of the customer tournament program and instructor training for the six months ended June 30, 2002.

        Selling, general and administrative expense decreased from $5.6 million for the six-month period ended June 30, 2002 to $4.0 million for the six-month period ended May 31, 2003. This was mainly the result of the reduction in selling expenses related to customer acquisition and direct marketing. Selling, general and administrative expense of Natural Golf Products, including allocations from National Golf Corporation, decreased 29.6% to $2.1 million for the six months ended May 31, 2003, compared to

$3.0 million for the six months ended June 30, 2002. This decline was primarily attributed to a decline in selling expenses, including marketing expenses which were reduced due to our limited financial resources. Selling, general and administrative expense of Natural Golf Field Sales, including allocations from National Golf Corporation, decreased 27.5% to $916,000 for the six months ended May 31, 2003, compared to $1.3 million for the six months ended June 30, 2002. This decline was mainly attributed to a decline in commissions to certified instructors due to reduced sales volume. Selling, general and administrative expenses of Natural Golf Schools, including allocations from National Golf Corporation, decreased 22.8% to $632,000 for the six months ended May 31, 2003, compared to $819,000 for the six months ended June 30, 2002. This decline was attributed primarily to a decline in marketing and advertising expenses.

        Our depreciation expense increased 125%, from $58,000 for the six-month period ended June 30, 2002 to $130,000 for the six-month period ended May 31, 2003. This increase was mainly due to the amortization of instructional video masters commencing in the six-month period ended May 31, 2003.

        Our interest expense increased 288%, from $187,000 for the six-month period ended June 30, 2002 to $726,00, for the six-month period ended May 31, 2003. This increase was mainly due to additional debt financing to fund our working capital requirements and amortization of certain debt discounts and deferred financing costs commencing in the six-month period ended May 31, 2003.

Comparison of 2002 Results to 2001 Results

        Our net revenue decreased approximately $3.9 million, or approximately 24.5%, for the year ended December 31, 2002 compared to the year ended December 31, 2001. We experienced a decline in new customers due primarily to a $2.6 million reduction in our customer acquisition marketing expenses. Customer acquisition marketing expenses were $2.3 million and $4.9 million in 2002 and 2001, respectively. Our overall marketing expenses decreased 39.7% from $6.3 million in the year ended December 31, 2001 to $3.8 million in the year ended December 31, 2002. Our reduction in marketing spending was due to our limited financial resources. Revenues in 2002 were also adversely affected by a higher product return rate on instructional kits due largely to a free promotional campaign that has been discontinued. The return rate on instructional kits averaged 23.4% in 2002, compared to a historical average return rate across all product lines of below 10%. Revenue from freight charges to customers also declined by approximately $440,000 for the year ended December 31, 2002 compared to the year ended December 31, 2001.

        Natural Golf Products net revenue decreased 33.5% to $6.4 million for the year ended December 31, 2002, compared to $9.7 million for the year ended December 31, 2001. This was primarily due to a significant decrease in spending on media advertising in the year ended December 31, 2002 compared with the year ended December 31, 2001 due to limited available funds. Natural Golf Field Sales net revenue decreased 4.9% to $3.5 million for the year ended December 31, 2002, compared to $3.7 million for the year ended December 31, 2001. This decrease is largely due to the 20.3% decline in students attending our golf schools in 2002 compared with 2001, which resulted in fewer opportunities to sell our golf equipment. Natural Golf Schools net revenue decreased 17.9% to $2.4 million for the year ended December 31, 2002, compared to $2.9 million for the year ended December 31, 2001, primarily due to a decline in the number of attending students.

        Our gross margin percentage decreased from 67.7% for the year ended December 31, 2001 to 64.1% for the year ended December 31, 2002. This decrease resulted mainly from a change in product mix. A greater part of sales during the 12 month period ending December 31, 2001 included instructional kits that normally have a higher gross margin.     Natural Golf Products gross margin percentage, excluding any inter-company profit, decreased from 49.8% for the year ended December 31, 2001, to 46.3% for the same period ended December 31, 2002. The decrease resulted mainly from a change in product mix that saw a relative reduction in higher margin instructional kit sales. Gross margin on Natural Golf Field Sales golf equipment sales, excluding any inter-company profit, was 38.0% for the year ended December 31, 2002, up from 37.3% for the year ended December 31, 2001. Gross margin on golf instruction services was 35.9% for the year ended December 31, 2002, down from 39.3% for the year ended December 31, 2001. This lower margin was primarily due to a decline in the teacher-to-student ratio, which is significant because our instructors are paid a fixed fee per teaching day, regardless of the number of students attending. Increased costs of promotion and special pricing programs on school offerings also adversely impacted gross margin in 2002.

        Selling, general and administrative expense decreased $2.8 million, or 22.5% from $12.6 million for the year ended December 31, 2001 to $9.8 million year ended December 31, 2002. This was mainly the result of the reduction of selling expenses related to customer acquisition marketing activities. In lieu of the higher cost media advertising, we focused our marketing on a reduced level of less expensive direct marketing campaigns targeted at our existing customer base. We also reduced costs associated with our bi-monthly magazine publication, lowering its distribution and using a less expensive paper stock. Development costs for videos, books and equipment also declined in 2002 compared to 2001. We also reduced our sales and administrative workforce in July 2002.

        Natural Golf Products selling, general and administrative expense, including allocations from National Golf Corporation, decreased 34.9% to $5.1 million for the year ended December 31, 2002, compared to $7.8 million for the year ended December 31, 2001. This decrease was mainly attributable to the reduction in selling expenses, especially media advertising directed to potential new customers. Natural Golf Field Sales selling, general and administrative expenses, including allocations from National Golf Corporation, declined by $134,000, or 5.7%, in the year ended December 31, 2002, compared to the same period ended December 31, 2001. Natural Golf Schools selling, general and administrative expenses, including allocations from National Golf Corporation, remained relatively constant in the years ended December 31, 2002 and 2001.

        Our depreciation expense increased 27.3%, from $94,000 for the year ended December 31, 2001 to $119,000 for the year ended December 31, 2002. This increase was mainly due to the purchase of additional office equipment.

        Our interest expense increased 107%, from $239,000 for the year ended December 31, 2001 to $495,000 for the year ended December 31, 2002. This increase was mainly due to additional debt financing to fund our working capital requirements.

LIQUIDITY AND CAPITAL RESOURCES

Capital Resources

        We incurred net losses of $1,680,864 and $1,051,061 for the six months ended May 31, 2003 and June 30, 2002, respectively, and negative cash flow from operations of $355,454 and $863,672 for the six months ended May 31, 2003 and June 30, 2002, respectively. The cash used in operations for the six months ended May 31, 2003 and June 30, 2002 reflects non-cash expenses of $659,714 and $127,629, respectively, an increase (decrease) in currents assets of ($346,375) and $684,901, respectively, and an increase in current liabilities of $319,321 and $744,661, respectively. Due to our limited availability of cash during these periods, we financed a portion of our operations by extending payments to vendors and other service providers, thus increasing accounts payable and accrued expenses.

        We incurred net losses of $2.2 million and $2.1 million for the eleven months ended November 30, 2002 and the year ended December 31, 2001, respectively, and negative cash flow from operations of $1.4 million and $1.7 million for the eleven months ended November 30, 2002 and the year ended December 31, 2001, respectively. The cash used in operations for the eleven months ended November 30, 2002 reflects non-cash expenses of $243,343; increases in current assets of $143,326; and

increases in current liabilities of $674,831. The cash used in operations for the year ended December 31, 2001 reflects non-cash expenses of $194,502; increases in current assets of $488,593; and increases in current liabilities of $648,259. Due to our limited availability of cash during these periods, we financed a portion of our operations by extending payments to vendors and certain of our service providers.

        Our cash purchases of property and equipment were $57,681 for the eleven months ended November 30, 2002, consisting of purchases of a new phone system, computer equipment and office workstations. Property and equipment purchases for the year ended December 31, 2001 were $165,251, consisting of leasehold improvements relating to our move into new office space, for office workstations due to the expansion of our sales staff early in the year and server software and configuration. We invested $81,100 and $100,444 in the eleven months ended November 30, 2002 and the year ended December 31, 2001, respectively, in the enhancement of our initial instruction kit product released subsequent to November 30, 2002.    For the six months ended May 31, 2003, we spent $76,000 on new video product masters.

        We raised $1,345,000 and $1,407,731 through the issuance of various unsecured notes to investors for the 11 months ended November 30, 2002 and the year ended December 31, 2001, respectively. On January 3, 2003, $795,000 of the notes issued during the 11 months ended November 30, 2002 was converted into units in a private placement offering (PPO) at $50,000 per unit. During the six months ended May 31, 2003, we raised an additional $510,000 through the sale of additional units in the PPO. In May 2003, we completed the PPO with a total of $1,305,000 raised under the PPO. Amounts raised under the PPO are offset by issuance costs totaling $304,665. The issuance costs paid to Keating Securities, LLC amounted to $157,748.

        Each unit sold in the PPO is comprised of a $50,000 principal amount, 10% convertible debenture and five-year warrants to purchase 12,500 shares of our common stock at $4.00 per share, subject to adjustment. These 10% convertible debentures are secured by a first lien on our inventory and mature on December 31, 2003. We are seeking the approval of secured debenture holders to extend the maturity date under these debentures from December 31, 2003 to June 30, 2004 in exchange for increasing the number of each holder's warrant shares by 10%, or an aggregate of 32,625 warrants, exercisable at $4.00 per share. We also are offering these secured debenture holders certain registration rights in connection with their agreement to change the maturity date. We cannot assure you, however, that the secured debenture holders will agree to an extension of the maturity date. In addition to the foregoing, we are also asking each of these holders to agree not to sell or transfer any shares of common stock underlying their secured debenture or related warrant until after the first anniversary of the closing of this offering, unless our underwriters agree to an earlier date.

        All of the units in the PPO were sold to accredited investors. One-half "unit" was sold to Strategic Asset Management, LLC, a company in which Spencer Browne, one of our former directors, is a principal. Two "units" were sold to Thomas Herskovits, our Chairman, on May 19, 2003 for an aggregate price of $100,000. Debentures in the principal amount of $148,020 were sold to Timothy J. Keating, the principal owner of Keating Securities, LLC, a firm that provided investment banking services to us in connection with the PPO.

        On March 18, 2003, we entered into a merger agreement with Wentworth II, Inc. The consummation of the merger agreement with Wentworth was subject to a number of conditions, one of which was that the closing of the merger occur on or before June 30, 2003. The closing of the merger failed to occur by this date, and our board of directors thereafter authorized termination of the merger agreement. We have entered into a mutual termination agreement with Wentworth that requires us to pay a $45,000 "break-up" fee in three equal installments on September 1, 2003, October 15, 2003 and December 1, 2003, provided that these payments will be accelerated upon the closing of this offering.

        In May 2003, we entered into a finder's fee agreement with a firm to act as a placement agent with respect to a private placement to foreign investors on our behalf. The agreement provided that this firm would solicit foreign investors in accordance with the requirements of all applicable securities regulations, including Regulation S under the Securities Act of 1933, as amended. On May 28, 2003, we discovered that, without our knowledge or consent, this firm had posted information on its web site concerning us and disseminated inaccurate information concerning us to at least one prospective investor. Upon discovery of this unauthorized activity, we immediately terminated our agreement with this firm and instructed them to cease and desist from all solicitation activity on our behalf. We have not engaged in any further dealings with this firm, nor have we ever paid them any fees.

        Based on information available us, it appears that this firm's unauthorized activity occurred after we had accepted the last subscription under the convertible debt offering described above. Furthermore, in connection with our private placement to foreign investors pursuant to Regulation S described below, we are requiring that prospective investors represent, among other things, that they relied only on information contained in the private placement memorandum for the offering or otherwise provided by us in making their investment decision and that they did not subscribe to purchase our securities as a result of any Internet solicitation.

        On June 16, 2003, we commenced a $2 million best efforts unsecured convertible debenture offering to foreign investors pursuant to Regulation S of the Securities Act. These unsecured debentures mature June 30, 2004, bear interest at 10% per annum and are convertible at the election of the holder at any time prior to maturity into shares of our common stock at $4.00 per share. We have the right to redeem these unsecured debentures at any time prior to maturity at 120% of the outstanding principal amount of the debenture, together with accrued interest through the redemption date. Each debenture holder will also receive warrants to purchase shares of common stock at $4.00 per share. The number of warrant shares is equal to the number of shares of common stock that the debentures are convertible into. These warrants expire in June 2008. We have granted these debenture holders certain registration rights. However, we are also asking each holder to agree not to sell or transfer any shares of common stock underlying the debentures or warrants until after the first anniversary of the closing of this offering, unless our underwriter agrees to an earlier date. We have raised $970,881 from the sale of these debentures, and we have incurred financing costs of $145,632. The discount on the debentures related to the warrants and beneficial conversion feature totaled $763,151. There is no assurance that we will be able to raise any additional funds from this unsecured debenture offering. Keating Securities, LLC has been engaged to act as our placement agent in connection with the unsecured debenture offering.

        We sold shares of our common stock, raising $485,000 and $726,000, during the 11 months ended November 30, 2002 and the year ended December 31, 2001, respectively. No monies were raised by us through the sale of our common stock during the six months ended May 31, 2003.

        Without significant additional funding, we will not be able to pay or satisfy the following obligations, all of which become due on or before June 30, 2004:

  •
  trade payables and accrued expenses, of which approximately $605,000 are currently past due;

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  $100,000 of advances made by Thomas Herskovits, our Chairman, $85,000 of which was advanced subsequent to May 31, 2003;

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  bank debt with a principal balance of $350,000 (of which $75,000 has been paid subsequent to May 31, 2003) that requires monthly principal payments of $75,000 plus interest beginning August 1, 2003, with the remaining balance due and payable in full October 30, 2003;

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  a $93,706 note payable to a former officer, of which principal payments of $18,706 have been made subsequent to May 31, 2003, that becomes due December 31, 2003 or upon the completion of this offering, whichever occurs first;

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  $1,305,000 of secured convertible debentures that become due December 31, 2003, unless the holders thereof elect to extend the maturity date to June 30, 2004 or otherwise convert into shares of common stock at a rate of $4.00 per share;

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  $970,881 of unsecured convertible debentures, issued subsequent to May 31, 2003, that become due June 30, 2004, unless the holders thereof elect to convert into shares of common stock at a rate of $4.00 per share; and

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  $700,000 of investor notes coming due November 1, 2003 under which we have the option to pay in shares of common stock at a rate of $2.00 per share, and $50,000 of investor notes coming due December 30, 2003 under which we have the option to pay in shares of common stock at a rate of $1.00 per share.

        We have rights under our existing contracts and obligations to issue shares of common stock to satisfy certain of these obligations, although the issuance of shares of common stock in satisfaction of these obligations will be dilutive. To the extent that we are not able to raise additional funding, we will not have sufficient financial resources to market and promote our products and services and thus generate revenue necessary for us to pay ongoing expenses or to achieve profitability, and we will be required to reduce our operations and slow down our revenue growth, both of which may have a significant adverse impact on our future profitability and business.

        At November 30, 2002 and May 31, 2003, we had negative working capital of $4,611,781 and $3,724,128, respectively. Our current assets at November 30, 2002 and May 31, 2003, totaled $1,200,081 and $854,906, respectively, and primarily consisted of inventory. Our current liabilities at November 30, 2002 and May 31, 2003 totaled $5,811,862 and $4,579,034, respectively, primarily consisting of current maturities of notes payable and accounts payable.

        On January 3, 2003, notes outstanding as of November 30, 2002 in the principal amount of $795,000 were converted into units in the PPO, with accrued interest paid in cash. During the six months ended May 31, 2003, we raised $110,000 from the sale of notes that were subsequently converted into units in the PPO and $400,000 from the sale of units in the PPO. At May 31, 2003, $1,305,000 of outstanding convertible debentures was reflected on the books at $596,713, net of $708,287 of unamortized debt discount. The PPO was closed on May 20, 2003 with $1,305,000 of debentures having been issued.

        On February 11, 2003, we issued shares of our common stock to pay $645,000 and $125,432 in principal and accrued interest, respectively, under certain unsecured notes.     On May 1, 2003, we elected to issue shares of our common stock to pay $500,000 and $98,080 in principal and accrued interest, respectively, under certain unsecured notes. Additionally, other noteholders received shares of our common stock to pay $12,190 of accrued interest during the six-month period ended May 31, 2003.

        In November 2002 we converted $566,266 of accrued compensation, unreimbursed business expenses, and loans that were earned, incurred or provided by two officers/directors, into common stock. Also, in connection with an employment separation agreement with our former Vice Chairman entered into in November 2002, we issued warrants to purchase 80,733 shares of our common stock, which are exercisable at $0.01 per share for five years and valued at $322,932, in payment of accrued compensation.

RECENT ACCOUNTING PRONOUNCEMENTS

        In July 2002, the FASB issued Statement of Financial Accounting Standards No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" (SFAS 146). SFAS 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Examples of costs covered by SFAS 146 include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing, or other exit or disposal activity. SFAS 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. The adoption of SFAS 146 is not expected to have a material effect on our financial position or results of its operations.

        In August 2002, the FASB issued Statement of Financial Accounting Standards No. 147, "Acquisitions of Certain Financial Institutions" (SFAS 147). SFAS 147 requires financial institutions to follow the guidance in SFAS 141 and SFAS 142 for business combinations and goodwill and intangible assets, as opposed to the previously applied accounting literature. This statement also amends SFAS 144 to include in its scope long-term customer relationship intangible assets of financial institutions. The provisions of SFAS 147 do not apply to us.

        In December 2002, the FASB issued Statement of Financial Accounting Standards No. 148, "Accounting for Stock-Based compensation—Transition and Disclosure—an amendment of FASB Statement 123" (SFAS 123). For entities that change their accounting for stock-based compensation from the intrinsic method to the fair value method under SFAS 123, the fair value method is to be applied prospectively to those awards granted after the beginning of the period of adoption (the prospective method). The amendment permits two additional transition methods for adoption of the fair value method. In addition to the prospective method, the entity can choose to either (i) restate all periods presented (retroactive restatement method) or (ii) recognize compensation cost from the beginning of the fiscal year of adoption as if the fair value method had been used to account for awards (modified prospective method). For fiscal years beginning after December 31, 2003, the prospective method will no longer be allowed. We currently account for our stock-based compensation using the intrinsic value method as proscribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and plan to continue using this method to account for stock options. Therefore, we do not intend to adopt the transition requirements as specified in SFAS 148. We adopted the new SFAS 148 disclosure requirements in the quarter ended February 28, 2003.

        SFAS No. 149, Amendment of Statement 133 on "Derivative Instruments and Hedging Activities," was issued in April 2003 and amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003. We do not believe that the adoption of SFAS No. 149 will have a material impact on our financial position or results of operations.

        SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity," was issued in May 2003 and requires issuers to classify as liabilities (or assets in some circumstances) three classes of freestanding financial instruments that embody obligations for the issuer. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003 and is otherwise effective at the beginning of the first interim period beginning after June 15, 2003. We believe the adoption of SFAS No. 150 will have no immediate impact on our financial position or results of operations.

        The FASB issued Interpretation ("FIN") No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, in November 2002 and FIN No. 46, Consolidation of variable Interest Entities, in January 2003. FIN No. 45 is applicable on a prospective basis for initial recognition and measurement provisions to guarantees issued after December 2002; however, disclosure requirements are effective immediately. FIN No. 45 requires a guarantor to recognize, at the inception of a guarantee, a liability for the fair value of the obligations undertaken in issuing the guarantee and expands the required disclosures to be made by the guarantor about its obligation under certain guarantees that it has issued. The adoption of FIN No. 45 did not have a material impact on our financial position or results of operations. FIN No. 46 requires that a company that controls another entity through interest other than voting interest should consolidate such controlled entity in all cases for interim periods beginning after June 15, 2003. We do not believe the adoption of FIN No. 46 will have a material impact on our financial position or results of operations.

SEASONALITY AND ECONOMIC CONDITIONS

        Since consumers consider our products and services discretionary spending items, we may be adversely affected by a sustained economic downturn in the economy. Our second and third quarters are generally favorably affected due to the peak golf season in the United States and Canada, our primary markets.

INFLATION

        We do not believe that inflation had a material impact upon our results of operations during the eleven months ended November 30, 2002 and the year ended December 31, 2001.

MARKET RISK

        We rely upon debt financing provided by certain financial institutions. Most of these instruments contain interest provisions that are at least one-half percentage point above the published prime rate. This creates a vulnerability to us relative to the movement of the prime rate. Should the prime rate increase, our cost of funds will increase and affect our ability to obtain additional debt. We have not engaged in any hedging activities to offset such risks.

BUSINESS

        You should read the following description of our business in conjunction with the information included elsewhere in this prospectus. This description contains certain forward-looking statements that involve risks and uncertainties. Our actual results could differ significantly from the results discussed in the forward-looking statements as a result of certain of the factors set forth in "Risk Factors" and elsewhere in this prospectus.

OVERVIEW

        We are a golf instruction and equipment company focused on delivering a total system for improving the play of golfers of all abilities. We produce and sell instructional video tapes explaining our Natural Golf swing system, offer golf schools through a network of instructors certified to teach the Natural Golf system, and manufacture and sell golf equipment specifically developed for the golfer using the Natural Golf swing system.

        The Natural Golf swing system places the grip in the palm of the hands, not in the fingers; and extends the arms to create a "single-plane swing". This reduces club head and body rotation, creating a simpler, easier to learn, more "natural" motion. The stance is wider, which tends to minimize the turning of the hips.

        We market and sell directly to consumers, including the new golfer, the high handicapper, the good golfer wanting to improve, the occasional golfer, the woman golfer and the golfer with bad back or arthritis. To attract golfers to the Natural Golf system, we market an instructional kit that includes full-color-instruction book and instructional videotapes on the Natural Golf swing and short game. The second edition of this instructional kit, called the Natural Golf Swing System, was introduced in December 2002. We advertise these instructional kits primarily through infomercials aired on cable and broadcast outlets, including The Golf Channel, and direct response print advertisements placed in national circulation newspapers and magazines, including USA Today, The Wall Street Journal, Golf Magazine and Golf Digest.

        As a direct marketer, we have developed a database of Natural Golf instructional kit purchasers as well as other golfers who have inquired about the Natural Golf swing system and its benefits. This database provides the foundation for our direct marketing campaigns to promote attendance at one of approximately 162 Natural Golf instruction schools across the United States and the purchase of specially designed, custom-fitted Natural Golf clubs. Our direct marketing efforts include the Natural Golfer magazine published six times each year, a full-time telemarketing staff, the Natural Golf web site, e-mail mailings, and automated customer relationship management tools. These cost-effective direct marketing programs attempt to capture all of the golf-related spending of Natural Golf customers.

        We were incorporated on December 28, 1990 as an Illinois corporation. In April 1997, members of the current management team, primarily Thomas Herskovits, our Chairman, and Andrew Wyant, our President, acquired a controlling interest in us. As of January 1, 2001, we split our operations into three wholly-owned subsidiaries, of which Natural Golf Corporation is the parent company. These subsidiaries were established and divided based on source of revenue production: Natural Golf Products for product sales generated from infomercials and other media advertising, the internet and telemarketing efforts, Natural Golf Field Sales for product sales generated from the field sales group consisting primarily of certified instructors, and Natural Golf Schools for revenue generated from golf schools and instruction. We produce and manufacture instructional kits, books and videos, golf equipment and accessories that are in turn sold to our subsidiaries for direct sale to our customers. During 2002, we changed our fiscal year end from December 31 to November 30.

INDUSTRY BACKGROUND

        Over the past 20 years, the golf industry has enjoyed rapid expansion in the number of golf facilities, the number of rounds played, and the percentage of the United States population that plays golf at least once per year. Recent statistics and trends on the golf industry have been complied from the National Golf Foundation's GOLF PARTICIPATION IN THE UNITED STATES -2000 and 2003 EDITIONS, A STRATEGIC PERSPECTIVE ON THE FUTURE OF GOLF, prepared collaboratively by the National Golf Foundation and McKinsey & Company (January 30, 1999), and THE SPORTING GOODS MARKET IN 2002, prepared for the National Sporting Goods Association, and are highlighted below:

        GOLF MARKET—In 2002, there were approximately 26.2 million adult golfers in the United States, up from 25.8 million in 2001. These numbers could be significantly greater if the industry captured some of the nearly 40 million people who would like to try golf or play more often.

        GOLF PRODUCTS AND SERVICES—The golf products industry consists of the instruction, clubs and equipment, and apparel segments. The clubs and equipment segment has annual revenues of nearly $3.9 billion, and the apparel segment has annual revenues of approximately $800 million. The golf instruction segment is very fragmented, with approximately 25,000 PGA teaching professional and over 400 golf schools in the United States.

        CHANGING DEMOGRAPHICS—The frequency, or rounds played, is expected to grow at nearly twice the rate of participation. Favorable demographic trends offer encouraging growth prospects for the game of golf. With Baby Boomers now entering their 50's and 60's, many are expected to retire, pursue their leisure with more enthusiasm, and live longer and healthier lives. The National Golf Foundation reports that the annual average rounds played per golfer increases significantly as the golfer ages. Golfers in their 50's generally play twice as much as golfers in their 30's. Golfers age 65 and older generally play three times as many rounds annually as golfers in their 30's. Currently, approximately 75% of all golfers are less than 50 years old and nearly 45% of all golfers are between the ages of 30 and 49. As the Baby Boomers reach their prime golfing age, they are expected to account for a 12% increase in the total size of the industry, effectively 65 million rounds over the next 12 years. Further, the emergence of the "echo boom" generation, those born between 1977 and 1995, should also increase participation in and spending on golf, as they enter their 20s, the age at which most golfers begin to play the sport.

        BROADENING MARKET—Golf has become increasingly attractive to segments of the population that historically have not been well represented among golfers. More recently, the participation of women and minorities in golf has gained significant momentum. Finally, the so-called "Tiger effect," based on the enormous popularity of Tiger Woods and expanded television coverage of major golf events, has resulted in rising equipment unit sales and numbers of rounds played, and a resurgent growth in the junior golf segment.

        INCREASED WEALTH AND GREATER ACCESSIBILITY—Other factors for the predicted increase in golf rounds include United States residents' increase in personal wealth and greater accessibility to golf facilities. In contrast to prior decades when courses were built to serve mainly private memberships, today over 80% of new courses are either daily fee courses, where players pay a greens fee for each round, or destination resort courses that cater to business events and the traveling golf enthusiast.

        NEW PRODUCT INNOVATION—In recent years, the golf equipment industry has made significant advances in product design and technology. The rapid evolution appears to be accelerating the rate at which golfers are willing to purchase new or additional equipment. While these advances have not necessarily resulted in improved scores, they illustrate the responsiveness of golfers to innovations that they believe will improve their game.

        STRONG COMMITMENT TO GAME IMPROVEMENT—The National Golf Foundation periodically runs surveys of golfers' attitudes towards their sport. Recent surveys have shown that golfers typically have a stronger level of commitment to their sport than participants in other leisure activities.

        Going forward, we believe that the golf school market in particular will continue to do well because virtually all golfers have a desire to improve. Golf schools are gravitating towards resort locations that provide a total vacation package. Based upon the combination of the predicted growth in rounds played along with the golfer's willingness to spend money, based upon new product innovations and improvement courses, golf appears well positioned in the leisure and entertainment category.

GROWTH STRATEGY AND OPPORTUNITY

        Our growth strategy and opportunity includes:

  •
  Acquire new customers.    We intend to focus our marketing efforts on acquiring new customers. The primary way we intend to attract new customers is through the sale of instructional kits through infomercials, magazine and newspaper ads, radio and the Internet. We continually seek to improve the efficiency of our customer acquisition programs through more effective creative messages and improved media buying.

  •
  Increase marketing to existing customers.    We plan to pursue an enhanced, multi-faceted direct marketing effort designed to leverage our database of customers who have previously purchased our products. With sufficient marketing funds available for these customer-directed efforts, our objective is to convert instructional kit purchasers into purchasers of golf school sessions and Natural Golf equipment at increasing rates. Additional funds for information technology improvements will facilitate these direct marketing initiatives.

  •
  Continue to enhance our golf schools.    Golf Magazine has honored our schools as one of the Top 25 Golf Schools. Our network of schools includes approximately 63 year-round locations staffed with our trained instructors. Our instructors act as field sales agents, providing a local, dedicated sales infrastructure to promote our swing system, products and brand. With additional funding, we plan to extend our certified instructor network and co-sponsor promotions and events at the local level.

  •
  Establish our Platinum teaching facilities.    We plan to establish up to eight separate teaching facilities with signage, computer analytical tools, and total fitting systems. Our objective is to staff these facilities with full-time Natural Golf employees who are our best certified instructors. Our marketing efforts will focus on attracting customers to these new sites. We believe that this approach will allow us to capture a greater percentage of school revenues and will foster the development of an individual lesson program that may enhance our revenues. These sites are expected to be more effective in generating follow-on equipment sales.

  •
  Continue to expand our product line.    Additional funding will allow us to continue to develop new products such as the ST 110 Irons being introduced currently and to develop comprehensive programs to sell other golf accessories such as balls, gloves, bags and shoes.

NATURAL GOLF SYSTEM

        We are a golf improvement company. The Natural Golf system uses a combination of grip, stance, swing and equipment that is substantially different from conventional golf systems.

        Our swing system is similar to the swing of Moe Norman, legendary Canadian golfer and a member of the Canadian Golf Hall of Fame. He won 54 tournaments in the 1960s and 1970s, including seven consecutive Canadian PGA senior championships starting in 1979. Moe Norman is regarded as one of the best ball strikers ever by the professional golfing community.

        The Natural Golf swing system places the grip in the palm of the hands, not in the fingers; and extends the arms to create a "single-plane swing". This reduces club head and body rotation, creating a simpler, more "natural" motion. The stance is wider which tends to minimize the turning of the hips. In September 1998, we were awarded United States Patent No. 5,803,827 for an improved golf club head and an improved method of swinging the golf club.

        Our swing system has been designed principally to improve the average golfer's handicap by improving accuracy, increasing distance and reducing strain on the body. We believe that our swing system can be used effectively by the new golfer, the high handicapper, the good golfer wanting to improve, the occasional golfer, the woman golfer, and the golfer with bad back or arthritis. Surveys of Natural Golfers show a handicap reduction of 25% to 40% over the course of the first year playing on the Natural Golf system. The handicap reduction was greatest for Natural Golfers who attended a one-day school and played with Natural Golf clubs.

        The Natural Golf system provides the foundation for nearly all of Natural Golf's revenue in its three key segments: instructional kits, golf schools and custom-fitted golf clubs. We believe that we are the only golf company that markets a full-range, one-stop golf improvement system from instructional kits and videos to golf schools and clubs.

PRODUCTS AND SERVICES

        Most of our sales are derived from three key segments:

  •
  INSTRUCTIONAL PRODUCTS—We produce a wide range of instructional products including videotapes, books, practice devices and accessories.

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  GOLF SCHOOLS—We have golf schools staffed by certified instructors in approximately 162 major markets, approximately 63 of which operate year round. Our schools were honored as one of the "Top 25 Golf Schools" by Golf Magazine for 1999-2000 and 2001-2002 out of 600 golf schools.

  •
  CUSTOM-FITTED GOLF CLUBS—We manufacture custom-fitted golf clubs specially designed for the Natural Golf system. Our Beryllium Copper fairway woods were ranked "Best of the Best" by Rankmark, an independent golf equipment laboratory, in 2000 and were judged as a "Best Performer" by GolfTestUSA Testing Laboratory in 2001.

Instructional Products

        We introduce customers to the Natural Golf system by advertising the sale of an introductory instructional package, entitled Natural Golf Swing System. The previous edition of this instructional package, discontinued in late 2002, was known as the Lifetime of Better Golf (TM).

        The Natural Golf Swing System instructional package was completely updated and redesigned to help our customers teach themselves the basics of our swing system. The package includes the following materials:

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  Natural Golf Swing System Book with over 120 full-color photos and computer-modeled illustrations.

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  Natural Golf Setup Video introducing the principles of the Natural Golf "single-plane" golf swing and teaching the easy-to-learn setup fundamentals.

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  Natural Golf Swing Video putting the swing in motion using a computer-generated Natural Golf model to help the buyer learn.

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  Natural Golf Training Grip enabling a person to practice the Natural Golf grip and swing motions along with the video.

        The Natural Golf Swing System package is also available in a DVD version. The package comes with a 30-day, money-back satisfaction guarantee.

        In addition to the Natural Golf Swing System instructional kit, we have recently produced three new videos for advanced instruction in the Natural Golf system -Natural Golf Driving for Distance, Natural Golf Faults and Fixes, and Natural Golf Short Game. Hosted by Natural Golf's top teaching professionals, these instructional videos are intended for the self-learner interested in more than the basic teaching fundamentals included in the Natural Golf Swing System.

        Other accessories sold by us include golf apparel, balls, gloves, hats, bags and umbrellas.

Golf Schools

        While we believe the Natural Golf Swing System instructional package is a highly effective teaching aid, the most effective way to master the Natural Golf system is through face-to-face instruction with a Natural Golf certified trained professional. Our customer surveys show that students who attend a one-day Natural Golf school reduce their handicaps by an average of 39% over 12 months of Natural Golf play, compared with a 25% handicap reduction for Natural Golfers who only use our instructional videos. The significant improvement with our schools compares favorably with conventional golf schools that are often ineffective at improving students' scores. Studies have shown that less than 25% of students at conventional golf schools make permanent improvements in their game.

        We offer one-day schools in approximately 162 locations throughout the United States, Mexico and Canada, with additional locations added according to demand. Our schools are typically held at public courses and are taught by one of our approximately 125 certified instructors. Our certified instructors receive approximately $200 for teaching a one-day session and are classified as independent contractors. They include approximately 38 PGA, Ladies PGA and Canadian PGA members. In order to maintain favorable student-teacher ratios at our schools, we selectively add new certified instructors to meet demand. The PGA has approved our instruction for continuing education credit for PGA professionals. We are currently adopting a standardized lesson plan that will be implemented in conjunction with our new web site. The customer satisfaction rate of adopting schools is over 95% based on post-school surveys.

        The number of our school locations continues to increase, expanding our reach. At the same time, the number of repeat students is expected to increase as more three-day school sites and new advanced schools and short game schools become available. We plan to custom-market these new schools to our existing customer database.

Natural Golf Clubs

        Much of the improvement of the Natural Golf technique over the conventional style is based on the unique "Natural Palm Grip". Because the golf club is held in the palm—instead of the fingers—Natural Golfers require a larger, non-tapering grip on their clubs. Virtually all golfers experience improvement using the Natural Golf technique—even with their own golf clubs—but Natural Golf clubs are designed to work with the Natural Golf swing to ensure increased effectiveness. Other club design features incorporated into Natural Golf clubs include the longer shaft for greater club head speed and the adjusted lie-angle to more perfectly align with the more-upright, single-plane Natural Golf swing.

        Although many people have found that they have been able to use their old golf clubs while playing the Natural Golf system, we have developed a top quality line of custom-fitted clubs that better fit the Natural Golf swing. We own a number of U.S. design patents on our Natural Golf clubs. Our head club designer is Bob Lukasiewicz, the former head of research and development for Ram Golf. Internal customer surveys have shown that students using Natural Golf clubs reduce their handicaps by an average of 37% over one year of play, compared to a 25% reduction in handicap for Natural Golfers that continue to use conventional golf clubs.

        We sell drivers, irons, putters and wedges. Several premium lines of golf clubs are directly marketed as a means to optimize performance and improve the Natural Golfer's single-plane swing. We hold a U.S. patent describing an improved club design—larger, non-tapering grip, high center of gravity club head, longer shaft and upright lie angle—that forms the foundation of the Natural Golf swing method. Multi-Match Technology shafts, a proprietary design engineered exclusively for us, can be custom fit to the Natural Golfer to optimize consistency, control and playability. All Natural Golf clubs are United States Golf Association (USGA) approved.

        Our Beryllium Copper fairway woods, with their low center of gravity, larger sweet spot and "roll and bulge" face, have been well received by PGA professionals, Natural Golfers and even by conventional golfers, who can order them with a standard grip. These premium, high-end fairway woods were ranked "Best of the Best" by the Rankmark organization in 2000, rated number one in both distance and direction out of 31 fairway woods, including the Callaway Steelhead, Adams Tight Lies 2 and Orlimar.

        The Beryllium Copper fairway woods and other Natural Golf clubs also performed favorably in an evaluation by GolfTestUSA in 2001. The Beryllium Copper was rated number one overall, our Pipeline irons were rated number two overall, and the Tour Hammer driver was rated number five overall. GolfTestUSA rated each of these Natural Golf clubs a "best performer".

        Our cavity-backed Pipeline 450 irons use leading edge, metallurgy and thin-face technologies to maximize perimeter weighting for optimal forgiveness and feel. The Pipeline club head design is the subject of a U.S. patent pending. We also market P3 Performance irons that incorporate a patented club head design and variable gravity control technology. Both the Pipeline 450 and P3 Performance irons are premium clubs designed to exclusively benefit the single-plane Natural Golf swing.

        We also market The Thing putter, which was used by Paul Azinger to win the 1992 PGA Tour Championship. The Thing putter grip was modified in 2001 with a more rectangular design and rounded edges to improve its feel without compromising alignment or accuracy. We introduced a milled aluminum Mallet Thing putter with copper inserts that combines the best features of The Thing putter with state-of-the-art engineering and metallurgy technology.

        Other golf equipment recently introduced includes:

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  17-4 bi-metal steel woods, with copper weights;

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  25" single plane training club;

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  350cc Tour Hammer deep face titanium driver;

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  Belly and broom putter versions of the Mallet Thing;

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  2+, 3+, 4+ and 5+ Beryllium Copper utility woods; and

  •
  Two new putters with surlyn face inserts.

        We believe that club sales are driven by our certified instructors' ability to demonstrate to Natural Golf golf school students the value of Natural Golf clubs, by outbound direct marketing efforts to a growing customer database, and through promotion of starter sets and demo clubs. The growth in Natural Golf club sales can be directly correlated to increased participation in Natural Golf schools. Our certified instructors are paid a commission on the sales of Natural Golf equipment that they generate.

MARKETING AND SALES

Overview

        Our marketing and sales strategy is focused on four distinct elements-marketing and selling direct to the consumer, promoting an entire "system" to improve one's golf game, aggressive direct marketing to promote instruction and equipment sales, and an independent field sales group to promote and sell our products. The combination of these approaches differentiates us from competitors in the golf equipment industry and positions us for significant growth.

  •
  DIRECT TO CONSUMER MARKETING AND SALES—We market and sell direct to the golfing consumer. The majority of other golf equipment manufacturers sell through mass merchandisers, sporting goods chains, independent sporting and golf stores, and golf pro shops. The larger golf instruction schools may market directly to customers, but they generally do not sell an improvement system that can produce additional higher profit sales.

  •
  SELLING A TOTAL GOLF IMPROVEMENT SYSTEM—We sell a total, proven system for improving the play of golfers of all abilities. Golfers looking to improve their game are first introduced to Natural Golf through the purchase of a relatively inexpensive instructional kit. We believe our ability to then offer golf schools through a network of certified instructors and golf equipment specifically developed for the Natural Golfer distinguishes us in the industry.

  •
  AGGRESSIVE DIRECT MARKETING PROGRAMS TO EXISTING CUSTOMERS—After acquiring a customer, our strategy is to market the proven success of our system and sell additional higher margin products. These direct marketing programs include telemarketing, a bi-monthly magazine, our web site and e-mail initiatives and other local promotions. Compared to others in the industry, we know our customers and develop a more extensive relationship.

  •
  EXTENDED FIELD SALES GROUP—Our independent field sales team of certified instructors provide the critical local, face-to-face selling opportunity. Instructors have the opportunity to earn income from providing game improvement instruction and selling products that further improve students' play. Although the field sales team is expected to undertake some local marketing, we use our direct marketing efforts to drive the golfer to the certified instructor.

Customer Acquisition

        As part of our customer acquisition marketing efforts, we have advertised extensively on The Golf Channel and Fox Sports and have been represented on each of the major professional golf tours (PGA, Senior PGA, Ladies PGA and Canadian PGA), as well as the Buy.Com (previously Nike) and Hooters Tours.

        The principal marketing tool has been a 30-minute infomercial that aired on The Golf Channel, Fox Sports, regional sports stations, and other cable and broadcast outlets. The initial infomercial, which promoted the Natural Golf system and the Lifetime of Better Golf instructional kit, featured announcers Pat Summerall and PGA Champion Bob Rosburg. This infomercial ran from July 1998 until shortly after September 11, 2001. We recently completed the filming of our new infomercial based on the Natural Golf Challenge that is hosted by Pat Summerall and Mike Ditka. This infomercial highlights a new scientific study that indicates that Natural Golf is a more efficient golf swing than the conventional golf swing, features endorsements from celebrities such as Ron Jaworski and Ricky Williams, and promotes our new Natural Golf Swing System instructional kit. Certain individuals participating in the infomercial and in marketing our products receive royalties based on actual sales. Upon receipt of additional funding, we expect to begin airing this new infomercial more extensively.

        In addition to infomercials, starting in late June 2000, we developed and aired 30-and 60-second commercials. The original commercials, based on the tag line "Natural Golf strips the golf swing down to its bare essentials," attracted golfers to our web site. Since June 2000, we have increased traffic on our web site and increased our web-based revenue from approximately $400,000 in 2000 to $2 million in 2002. More recent versions have continued to target new audiences and drive web traffic while keeping the message "fresh."

        We also operate a direct response print campaign in such newspapers as USA TODAY, THE WALL STREET JOURNAL and THE CHICAGO TRIBUNE and has run full-page ads in FORBES, NEWSWEEK and DELTA SKYWAY. We have negotiated attractive pricing terms with a number of golf publications, including GOLF TIPS, GOLF MAGAZINE and GOLF DIGEST, to sell our instructional package directly to customers.

        We have been represented by Sandy Lyle on the European Tour and in selected United States events such as the Masters. Sandy improved his play significantly since switching to Natural Golf. We have had preliminary discussions with additional golf professionals, and we believe that we could receive endorsements of the swing technique from well-known tour players with additional funding. We also receive exposure from a number of celebrities and prominent business leaders who play, or are learning to play, Natural Golf.

        We currently have a database of approximately 325,000 golfers worldwide including those that have purchased products, made inquiries about our swing system, participated in a free video campaign that ran in 2002, signed up for an opt-in web promotion, participated in live demonstrations or attended trade shows. Of these approximately 200,000 have actually purchased our products at least once. Further, 38 PGA professionals actively play Natural Golf's system. This expanding customer database, as well as the adoption of the Natural Golf system by more and more players, continues to build greater visibility and brand recognition that will compliment our future marketing efforts and word-of-mouth referrals.

        Our acquisition of new customers is directly related to our marketing programs across the various mass media channels. The majority of our new customers are generated from our infomercial, although new customers from print, radio and Internet sources have shown steady increases. Below is an analysis of all new purchasing customers that we have added for the past years.

Customers	Pre-2000	2000	2001	2002	January-July 2003
New Customers Added	61,405	42,697	55,543	27,474	13,114
Cumulative Customers	61,405	104,102	159,645	187,119	200,233
% Annual Increase in Cumulative Customers	—	69.5%	53.3%	17.2%	7.0%

        Due to limited financial resources, we reduced spending on customer acquisition marketing in 2002. Marketing expenses were $3.1 million, $4.9 million and $2.3 million in 2000, 2001 and 2002, respectively. Based on approximately 118,500 new customers added in our primary product categories during the three-year period 2000 to 2002, the average acquisition marketing cost per new customer was $87.00. Based on the average gross profit generated on the first purchase by these customers, our average net cost to acquire new customers over this three-year period was approximately $8.00.

Direct Marketing Programs

        A key component of our strategy is leveraging our database of Natural Golfers to attend our schools and then selling them equipment. The primary means to drive these new follow-on sales include direct marketing, telemarketing, Natural Golfer magazine, and e-mail and web site programs. As our database grows each year, the effectiveness of the direct marketing initiatives should produce even greater levels of follow-on revenue.

        After acquiring a new customer, we attempt to sell them our other products, including golf schools and equipment. These sales are driven primarily from an extensive direct marketing campaign consisting of direct mailings, magazine distribution, opt-in e-mails and other special promotions. Our direct marketing costs were $1.4 million and $1.5 million for the year ended December 31, 2001 and 2002, respectively. As a result of our direct marketing efforts, our new customers on average spend approximately $120.00 on other products and services during the 18-month period following their initial purchase.

        Owners of our instructional kit receive a combination of direct mail, telemarketing and magazine advertising to drive sales of golf schools and clubs. Follow-up efforts focus on our schools, which have proven to be the most effective vehicle for selling equipment. Over the three-year period 2000 to 2002, approximately 7% of our new instruction kit customers booked a Natural Golf school within the 18-month period following their initial purchase, spending approximately $385 per customer. Approximately 15% of our new instruction kit customers purchased Natural Golf equipment within the 18-month period following their initial purchase, spending approximately $380 per customer.

        We use a direct-to-customer marketing effort that includes direct mail and telemarketing. We currently have an in-house telemarketing staff that generates about 80% of school sales and 50% of club sales. Three customer service representatives support the telemarketing team. In addition, the NATURAL GOLFER magazine is published six times a year and allows us to communicate directly with our customers. The magazine currently has a circulation of over 250,000. As the circulation grows, we anticipate that the magazine will be able to generate outside advertising revenues to fund its publication.

        We conduct three special programs in certain target markets to generate sales to our existing customers. The first, "Fast Start", is targeted at golfers in its database who have not attended a Natural Golf school. In a paying group lesson setting, golfers are given the fundamentals of Natural Golf by a local certified instructor. The objective is to sell golf schools and promote our golf clubs to golfers who would not normally see a Natural Golf instructor. "Demo Days" is a program that gives Natural Golfers an opportunity to try new or prototype clubs outside a school setting. Over 475 demos were held across the country in 2002. Clinic programs are offered as a two-hour workshop targeted at non-Natural Golfers to let them see the system "live."

        The Internet has also emerged as a key element of our direct marketing and customer relationship management programs. Our web site (www.naturalgolf.com) is a key vehicle for continuing communications with our customers and a basis for trying to control all of their golf-related expenditures. Weekly e-mail programs, such as e-tips, and opt-in programs, such as school giveaways, online videos and promotion specials, all contribute to a growing trend in follow-on revenue. Our web-based revenue has been steadily increasing, reaching approximately $2.0 million in 2002 in net sales, as compared to roughly $400,000 in 2000.

        An upgraded version of our web site, launched in May 2001, has been fully integrated with our information and accounting systems. The current web site allows Natural Golfers to purchase our products, schedule Natural Golf schools and chat with other Natural Golfers. With appropriate funding, we expect to enhance the offerings of the current web site to include providing Natural Golfers with the functionality to:

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  Schedule Natural Golf lessons;

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  Book tee-times at any one of 500+ courses;

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  Keep handicaps and analyze their games;

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  Book Natural Golf vacations;

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  Receive video lessons from a Natural Golf Certified Instructor; and

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  Store their digitized swing to monitor improvements over time.

Future Opportunities

        A number of strategic marketing initiatives are currently being reviewed or pursued on both the customer acquisition and direct marketing fronts. These include the following:

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  Further market the web-based affiliate program that was launched with over 750 e-commerce sites;

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  Establish a retail program, including display units and a certified club fitter program, for pro shops and equipment chains;

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  Develop a comprehensive partnership with the Golf Channel that would include participation in programming, favorable infomercial rates, and cross promotion with TheGolfChannel.com;

  •
  Explore the benefits of using Golf Digest's database to identify leads;

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  Expand the successfully tested specialty One-Day Natural Golf schools including Short Game, Advanced Game, Signature, Playing Preparation, as well as corporate schools;

  •
  Establish up to eight Natural Golf Platinum school sites and develop strong local marketing programs to support these sites;

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  Test the effectiveness of various lesson packages and instructor compensation programs and expand the lesson-selling program;

  •
  Introduce an annual membership program;

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  Test market our products recently translated into Japanese on The Golf Channel Japan;

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  Promote our credit card program which can produce income and attractive financing options for Natural Golfers; and

  •
  Target PGA TOUR players who are currently not in the top portion of the world rankings for their "revival" as publicity opportunities for us.

BACKLOG

        At November 30, 2002, we had approximately $400,000 of backlog of written firm orders for products. This backlog consisted primarily of orders for the new Natural Golf Swing System product which were not ready for shipment until January and February 2003. These back orders were completed, filled and shipped in January and February 2003. We require payments for products at the time the order is placed. Our backlog was unusually high at November 30, 2002 due to the pre-orders for our new Natural Golf Swing System product. Our backlog does not include unearned school revenue that is collected in advance of the school completion.

COMPETITION

        The golf equipment industry is highly competitive and dominated by a few large market participants, including Callaway (which also owns the Ben Hogan, Odyssey and Top-Flite brands), Adidas (which owns the Taylor Made and MaxFli brands), Nike, Fortune Brands (which owns the Titleist and Cobra brands) and Ping. These companies have better brand recognition and significantly greater financial resources than us. Newer and smaller companies have also entered the market, including Rossignol (which owns the Cleveland Golf brand), Adams, Wilson, Mizuno, and GenX Sports

(which owns Tear Drop, Ram and Tommy Armour brands), which has led to increased competition. Our large competitors tend to promote and market a premium product image focused primarily on performance. The significant research and development, marketing and sponsorship budgets of these competitors tend to result in premium priced products compared to smaller players in the equipment industry. We likewise promote a premium product image in terms of both performance and price, but with a significantly lower research and development, marketing and sponsorship budget.

        Many of our current and potential competitors have longer operating histories, established reputations and greater financial, technical and marketing resources than we do. This may place us at a disadvantage in responding to our competitors' pricing strategies, technological advances, advertising campaigns, strategic partnerships and other initiatives. Many of our competitors have well-established relationships with our potential partners and have extensive knowledge of these industries. These competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements and devote more resources to the development, promotion and sale of their products and services than we can. Finally, we expect to face additional competition from new entrants into the golf school and golf equipment marketplaces because there are relatively low barriers to entry into them.

INTELLECTUAL PROPERTY; RESEARCH AND DEVELOPMENT

        We hold two patents related to our single plane swing, which requires significantly less rotation, making the swing less sensitive to timing and coordination. United States Design Patent #388,144, dated December 23, 1997, relates to the golf club head design. United States Patent #5,803,827 relates to the integration of a club head design and the Natural Golf method of swinging. These patents are owned exclusively by us, and no licensing or royalties are paid by us to third parties for the manufacture and sale of products under these patents. We are not aware of any persons infringing on these patents, or any infringement by us on the intellectual property rights of others.

        Mr. Robert Lukasiewicz, the primary club designer for Ram Golf Company for over 20 years, works for us on a consulting basis. Mr. Lukasiewicz's involvement has enabled us to produce high quality, innovative products at a fraction of the cost of developing them in-house. We expect to spend additional amounts to introduce several new products. We spent approximately $83,000 and $414,000 in research and development in 2002 and 2001, respectively, primarily for new golf club design and related tooling and the development of new instructional videos.

        We own a registered trademark on "Natural Golf" in the United States, Canada and the European Union, with a trademark application pending in Japan. Other registered and/or pending trademarks include "A Lifetime of Better Golf", "Pipeline", "Pro Performance", "Single Plane", and "TI Hammer". Various copyrights are also held on some of our golf instruction videotapes.

LEGAL PROCEEDINGS

        There are no pending or, to our knowledge, threatened claims against us. However, from time to time, we expect to be subject to various legal proceedings, all of which are of an ordinary or routine nature and incidental to our operations. Such proceedings have not in the past had, and we do not expect they will in the future have, a material impact on our results of operations or financial condition.

        We provide a 30-day, money-back satisfaction guarantee on most of our products. Additionally, we provide a limited 2-year warranty against manufacturer defects or workmanship on our golf equipment.

EMPLOYEES

        We have assembled a management team led by our President and CEO, Andrew S. Wyant, and our Chairman, Thomas Herskovits. We had 48 full-time employees as of July 1, 2003. We are able to reduce our fixed expenses, such as salaries and benefits, by hiring part-time labor for production and accounting during the summer, which is our peak sales season. Our manufacturing and distribution activities include the assembly of purchased golf club components, the packaging of golf club sets, and the receiving, warehousing and shipping of instruction kits, accessories, books and videos and golf clubs. Production and duplication of videotapes and instruction are generally handled on a contract basis.

        None of our employees are covered by a collective bargaining agreement, nor have we experienced a strike or other adverse work stoppage due to organized labor. We offer our employees a benefits package that includes an annual bonus program, medical and dental coverage, disability insurance, stock options, and a 401(k) retirement savings program.

        We also have a national network of approximately 125 certified instructors who serve as independent contractors.

PROPERTIES

        We currently lease a 25,395 square foot facility in Mount Prospect, Illinois which serves as our corporate office and manufacturing, distribution and warehouse facility. Our lease agreement provides for $11,661 in monthly base rent plus 23.96% of the property's operating expenses. Our monthly base rent payments increase to $12,011 per month in September 2003 for the last year of the lease.

        Effective October 1, 2002, we sublet a portion of our Mount Prospect, Illinois facility to TEC Construction, LLC. The monthly rent charged to TEC Construction, LLC is $3,500. There is no written sub-lease agreement, and we or TEC Construction may terminate the sub-lease at any time. Thomas Herskovits is a principal owner of TEC Construction, LLC.

MANAGEMENT

Executive Officers, Directors and Key Employees

        Our executive officers, directors and key employees, and their ages as of August 4, 2003, are as follows:

Name	Age	Position with the Company
Thomas Herskovits	56	Chairman and Director
Andrew S. Wyant	34	President, Chief Executive Officer and Director
Frederic M. Schweiger	43	Executive Vice President, Chief Financial Officer, General Counsel and Secretary
Kenneth Greenblatt	56	Director
Richard A. Magid	44	Director

        All officers serve at the discretion of our Board of Directors. Andrew S. Wyant is Thomas Herskovits' brother-in-law.

        The following sets forth biographical information for our directors, executive officers and key employees:

        THOMAS HERSKOVITS, our Chairman since 1997, has been the Managing Partner of Herskovits Enterprises, since its founding in 1996. Herskovits Enterprises makes debt and equity investments in emerging growth private companies that have a consumer products orientation and can benefit from Mr. Herskovits' marketing expertise. Mr. Herskovits is also a Managing Member of TEC Construction, LLC, a real estate development and construction services firm. From 1993 to 1996, Mr. Herskovits was President and CEO of Specialty Foods, a $2 billion food company. From 1989 to 1992, Mr. Herskovits was President of the Kraft Foods Frozen Products Group, which included such products as Breyers, Sealtest, Cool Whip, Bird's Eye, Budget Gourmet, Lender's Bagels and Tombstone Pizza. From 1982 to 1989, Mr. Herskovits was President and CEO of the Kraft Dairy Group and President of Post Cereal Breakfast Foods Division of General Foods. Mr. Herskovits started his career at Proctor & Gamble and held various marketing and sales positions from 1971 to 1980. Mr. Herskovits is a graduate of Syracuse University with a degree in architecture and an MBA in finance and marketing. Mr. Herskovits was born in Budapest, Hungary and emigrated to the United States in 1957. Mr. Herskovits currently serves on the Board of Directors of SimonDelivers.com, Congregation Bene Shalom, and Hebrew Seminary for the Deaf. Mr. Herskovits is an advisor to the Board of Syracuse University School of Management, Sage Enterprises and Blue Chip Ventures.

        ANDREW S. WYANT has served as our President, Chief Executive Officer and a director since 1998. Andrew S. Wyant also serves as the President and sole director of Natural Golf Products Corporation, Natural Golf Schools Corporation and Natural Golf Field Sales Corporation. From 1997 to 1998, Mr. Wyant was our Chief Operating Officer. From 1996 to 1997, Mr. Wyant was an associate with Dillon, Read & Company's Leveraged Buyouts division. From 1994 to 1996, Mr. Wyant served as the Executive Vice President of Metz Banking Company. From 1991 to 1993, Mr. Wyant was a consultant with The Boston Consulting Group. Mr. Wyant received a Bachelor of Science in Economics from The Wharton School of Business.

        FREDERIC M. SCHWEIGER has served as our Executive Vice President, Chief Financial Officer, General Counsel and Secretary since August 2003. From 1999 to 2003, Mr. Schweiger was the founder and sole owner of Garisch Financial, Inc., a private firm providing financial consulting and merger and acquisition advisory services to middle market companies. From 1993 to 1999, Mr. Schweiger was the Executive Vice President, Chief Financial Officer and General Counsel for Old World Industries, Inc., a privately held manufacturer, marketer and reseller of automotive products and industrial chemicals. From 1991 to 1993, Mr. Schweiger was the General Counsel and Chief Acquisition

Officer of The Boucher Group, Inc., a privately held automotive dealership group. From 1985 to 1990. Mr. Schweiger was a corporate attorney in the law firm of Mulcahy & Wherry, S.C. Mr. Schweiger received a B.B.A. in Accounting from the University of Notre Dame, a J.D. degree from Marquette University and a Masters of Law in Taxation degree from New York University.

        KENNETH GREENBLATT, one of our directors since 2002, has been a producer of plays since 1996 and was the Chairman of Missbrenner Prints from 1987 to 1996. Missbrenner Prints was a private company engaged in the printing and production of swimwear fabrics that were sold to swimwear manufacturers. Mr. Greenblatt served as the Chairman of the G.F. Division of Guilford Mills, a New York Stock Exchange traded company, from 1981 to 1987 following his successful execution of the sale of the Gilbert Frank Corporation, the largest producer of swimwear fabrics at that time, to Guilford Mills. Guilford Mills was a diversified textile product manufacturer with a broad range of clothing and swimwear products. Prior to the sale of Gilbert Frank Corporation, Mr. Greenblatt served as its President from 1970 to 1981. Mr. Greenblatt served as Chairman of Kenneth John Productions, a producer of Broadway shows from 1981 to 1996.

        RICHARD A. MAGID, one of our directors since May 2003, has been the Chief Financial Officer of Sportvision, Inc. since 2002. In 2002, Sportvision, Inc. merged with Ignite Sports, Inc. where Mr. Magid was the Chief Financial Officer since 2001. Sportvision and Ignite Sports provide interactive sports marketing and technology products and services to sports properties, marketers and media companies. From 2000 to 2001, Mr. Magid was Chief Operating Officer of Edventions, Inc., a technology infrastructure company to elementary schools. From 1992 to 2000, Mr. Magid served in various capacities, including Chief Financial Officer and Chief Operating Officer, of HA-LO Industries, Inc., a publicly held promotional products and marketing services company. Mr. Magid began his professional career with Arthur Andersen & Co. where he worked from 1981 to 1992. Mr. Magid earned a Bachelor of Science in Accountancy from the University of Illinois in 1981.

Board Composition and Committees

        We currently have four directors, with one position currently vacant. The terms of Messrs. Herskovits, Wyant, Magid and Greenblatt expire in 2004. Each of Messrs. Magid and Greenblatt satisfy the definition of an independent director under the Sarbanes-Oxley Act of 2002 and the listing criteria of the American Stock Exchange. Following this offering, we intend to fill the vacant board position with one person meeting the definition of independence under the Sarbanes-Oxley Act of 2002 and the listing criteria of the American Stock Exchange. We may also appoint other persons to our board, subject to a maximum number of ten board members. In the event six directors are elected or appointed to our board and this offering is completed, our directors will automatically be divided into three classes, with each class having as equal a number of members as reasonably possible. Following such events, at the next meeting of our board of directors, the board will designate the then existing directors as either Class I, Class II or Class III directors. The initial term of office of the Class I, Class II and Class III directors will then expire at the first, second and third annual meeting of shareholders following this designation, respectively. Beginning at the first annual meeting of shareholders following the completion of this offering, at each annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting will be elected for a three-year term. At each annual meeting of shareholders, the director positions up for election will be elected by the holders of the common stock, with the nominees receiving the greatest number of votes serving as directors. So long as our board has less than six members, each director will serve until the next annual meeting of shareholders.

        Our underwriter may designate one person for election to our board for the next three years. In the event our underwriter does not elect to designate a board nominee, then it may designate one person to attend meetings of our board as an observer during such three year period.

        We have established a compensation committee and an audit committee. The compensation committee will make recommendations to the board concerning salaries and incentive compensation for our officers and employees and administer our 2003 Stock Incentive Plan. The current members of the compensation committee are Kenneth Greenblatt, Richard A. Magid and Thomas Herskovits. The audit committee will make recommendations to the board of directors regarding the selection of independent auditors, review the results and scope of audits and other accounting-related services and review and evaluate our internal control functions. The current members of the audit committee are Kenneth Greenblatt and Richard A. Magid. Following this offering, we intend to add an additional member to the audit committee who meets the definition of independence under the Sarbanes-Oxley Act of 2002 and the listing criteria of the American Stock Exchange.

Director Compensation

        The annual salaries for Thomas Herskovits, our Chairman, and Lawrence W. Olson, our Vice Chairman of the Board until November 2002, of $50,000 and $60,000, respectively, were accrued from 1998 to October 2002. In 2002, Thomas Herskovits converted his unpaid compensation of $224,756, a loan of $50,000, and $4,390 of unreimbursed business expenses into 69,787 shares of our common stock at a price of $4.00 per share and Lawrence W. Olson converted his unpaid compensation of approximately $322,932 into warrants to purchase 80,733 shares of our common stock at $0.01 per share that expire in November 2007.

        In 2002, Andrew S. Wyant converted approximately $224,000 of unpaid bonuses and a loan of approximately $63,120 into 71,780 shares of our common stock at a price of $4.00 per share.

        Following the offering, we have agreed to pay our non-management directors cash compensation of $30,000 per year, plus reimbursement for reasonable expenses incurred by them in attending board and committee meetings. Each non-management director will also receive an annual award of options to purchase 10,000 shares of our common stock under our 2003 Stock Incentive Plan.

Limitation of Liability and Indemnification Matters

        Our amended and restated articles of incorporation provide for mandatory indemnification of directors and officers to the fullest extent permitted by Illinois law. Prior to consummation of this offering, we intend to obtain directors' and officers' liability insurance and expect to enter into indemnity agreements with all of our directors and executive officers. In addition, our amended and restated articles of incorporation limit the liability of our directors to us or to our shareholders for breaches of our directors' fiduciary duties to the fullest extent permitted by Illinois law.

Employment Arrangements

        Mr. Wyant and Mr. Schweiger have agreed to enter into employment agreements with us. The agreements will each provide for a monthly salary of $                              for Mr. Wyant and $                              for Mr. Schweiger. The agreements will also provide for            months of severance pay if either Messrs. Wyant or Schweiger is terminated without cause or voluntarily terminates his employment for good reason. Additionally, Mr. Wyant and Mr. Schweiger have each agreed to refrain from competing with us for a period of            years following the termination of their employment. Under these agreements, if either Mr. Wyant or Mr. Schweiger is terminated without cause or resigns for good reason, his stock options and restricted stock awards will become fully vested. Messrs. Wyant and Schweiger are both eligible to participate in our 2003 Stock Incentive Plan, and we anticipate granting them restricted shares of our common stock and options to purchase shares of our common stock on terms and conditions to be agreed upon.

Executive Compensation

        The following Summary Compensation Table sets forth the compensation earned by our Chief Executive Officer for services rendered during the twelve months ended December 31, 2002. No other officer received compensation in excess of $100,000 in 2002.

Principal Name and Position	Year Ended Dec. 31	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Securities Underlying Options (#)	Other All Compensation
Andrew S. Wyant Chief Executive Officer and President	2002	$80,000	$140,000(1)	-0-	-0-	$9,600

(1)
Paid in 2002 in common stock at $4.00 per share.

        No options to purchase our common stock were granted to Mr. Wyant during the eleven months ended November 30, 2002, or the year ended December 31, 2002. No options to purchase our common stock were exercised by Mr. Wyant during the year ended December 31, 2002, or were owned by Mr. Wyant as of November 30, 2002, or as of December 31, 2002.

401(k) Profit Sharing Plan

        On August 1, 1999, we adopted a 401(k) Profit Sharing Plan which was amended and restated in 2002 to comply with applicable laws. Employees who have attained age 21 and have completed 30 days of service are eligible to participate in the Plan. An employee may contribute, on a pre-tax basis, up to 90% of his or her wages, subject to limitations specified under the Internal Revenue Code. For participants who have completed six months of service, we may make a discretionary matching contribution equal to a percentage of the employee's contribution to the 401(k) Profit Sharing Plan and a discretionary amount determined annually by us and divided among eligible participants based upon an employee's annual compensation in relation to the aggregate annual compensation of all eligible participants. Contributions are allocated to each employee's individual account and are, at the employee's election, invested in one, all or some combination of the investment funds available under the 401(k) Profit Sharing Plan. Employee contributions are fully vested and non-forfeitable. Any matching or discretionary contributions vest 20% for each year of service following completion of two years of service. To date, we have not made any matching contributions under the 401(k) Profit Sharing Plan.

2003 Stock Incentive Plan

        Our 2003 Stock Incentive Plan was adopted by our board of directors on August 4, 2003 and approved by our shareholders on            , 2003. The plan became effective upon its adoption by our board. Awards under the plan, including stock options, will be made in the discretion of the compensation committee of our board of directors.

        The 2003 Stock Incentive Plan has three separate programs: (i) the option grant program under which eligible individuals in our employ or service (including officers, non-employee board members and consultants) may be granted options to purchase shares of our common stock, (ii) the stock issuance program under which such individuals may be issued shares of common stock directly, and (iii) the stock appreciation program under which individuals may receive stock appreciation rights. However, in no event may any one participant in the plan receive option grants or direct stock issuances for more than 300,000 shares in the aggregate per calendar year.

        These programs will be administered by the compensation committee of our board of directors. This committee will determine which eligible individuals are to receive option grants or stock issuances, the time or times when such option grants or stock issuances are to be made, the number of shares subject to each such grant or issuance, the exercise or purchase price for each such grant or issuance, the status of any granted option as either an incentive stock option or a non-statutory stock option under the federal tax laws, the vesting schedule to be in effect for the option grant or stock issuance and the maximum term for which any granted option is to remain outstanding.

        The exercise price for the options may be paid in cash or in shares of our common stock valued at fair market value on the exercise date. In addition, the compensation committee may allow a participant to pay the option exercise price or direct issue price (and any associated withholding taxes incurred in connection with the acquisition of shares) with a full-recourse, interest-bearing promissory note to the extent permitted by law.

        In the event that we are acquired, whether by merger or asset sale or board-approved sale by the shareholders of more than 50% of our voting stock, each outstanding option under the discretionary option grant program which is not to be assumed by the successor corporation or otherwise continued will automatically accelerate in full, and all unvested shares under the discretionary option grant and stock issuance programs will immediately vest. The compensation committee may grant options under the discretionary option grant program which will accelerate upon a change in control even if the options are assumed or which will accelerate if the optionee's service is subsequently terminated.

        Stock appreciation rights may be issued which will provide the holders with the election to surrender their outstanding options for an appreciation distribution from us equal to the fair market value of the vested shares subject to the surrendered option less the aggregate exercise price payable for such shares. Such appreciation distribution may be made in cash or in shares of our common stock.

        Following the closing of this offering, and subject to legal requirements, we intend to file a registration statement on Form S-8 under the Securities Act covering the 900,000 shares of common stock reserved for issuance under this plan.

Other Stock Option Grants

        Prior to the adoption of our 2003 Stock Incentive Plan, we granted options to purchase shares of our common stock to a marketing consultant. None of these options have been exercised, and options are currently outstanding to purchase 10,000 shares of our common stock at an exercise price of $10.00 per share.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        In addition to the transactions described in the sections of this prospectus captioned "Management—Executive Compensation" and "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources," during the last two years we have entered into the following transactions with our directors, executive officers, persons holding 5% or more of our outstanding shares of common stock, or their family members or affiliates:

        In 2001, we purchased $111,541 of promotional merchandise from Ha-Lo Industries, a promotional products company based in Chicago, Illinois. The salesperson for Ha-Lo Industries is Kent Wyant, brother of Andrew S. Wyant, our President and CEO. Tom Herskovits, our Chairman, resigned as a member of the Board of Directors of Ha-Lo Industries in July 2003.

        On May 31, 2000, a $500,000 line of credit from a bank to us was converted to a one-year loan due on May 31, 2001, with interest payable quarterly at the bank's prime rate, less one-half of one percent. The loan was subsequently extended, now bears interest at a rate of 0.5% below the bank's prime rate and requires monthly principal payment of $10,000. The loan is guaranteed by Thomas Herskovits. As of May 31, 2003, the principal balance of the loan was $350,000; however, $75,000 of this outstanding loan balance has been paid subsequent to May 31, 2003. This term loan matured on December 30, 2002, but the bank has extended the maturity to October 30, 2003. Principal payments of $75,000, plus accrued interest, are due each month commencing August 1, 2003, with the remaining principal balance due and payable in full on October 30, 2003.

PRINCIPAL SHAREHOLDERS

        The following table sets forth information regarding beneficial ownership of our common stock as of July 31, 2003, and as adjusted to reflect the sale of 2,500,000 shares of our common stock in this offering, by (1) each of our directors and named executive officers; (2) all of our directors and officers as a group; and (3) each person who is known by us to own beneficially more than 5% of the outstanding shares of our common stock.

        Except as indicated in the following table, and subject to any applicable community property laws, each shareholder named in the table has sole voting and investment power with respect to the shares set forth opposite such shareholder's name. Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options, debentures or warrants held by that person that are currently exercisable or convertible, as the cases may be, or exercisable within 60 days of July 31, 2003 are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. We have also assumed that each person or entity listed in the table does not purchase shares of common stock in the offering and our underwriter does not exercise its over-allotment option.

        The table lists applicable percentage ownership based on shares of common stock outstanding as of July 31, 2003, and also lists applicable percentage ownership based on 5,013,504 shares of common stock outstanding after the completion of this offering. Shares of common stock subject to options currently exercisable or exercisable within 60 days of July 31, 2003 are deemed outstanding for the purpose of calculating the percentage ownership of the person holding these options, but are not treated as outstanding for the purpose of calculating the percentage ownership of any other person.

        Unless otherwise indicated, the address of each person listed below is c/o Natural Golf Corporation, 1200 Business Center Drive, Suite 400, Mount Prospect, Illinois 60056.

			Percent of Shares of Common Stock Beneficially Owned
	Number of Shares of Common Stock Beneficially Owned		Before the Offering	After the Offering
Directors and Executive Officers:
Thomas Herskovits	1,107,021	(1)(2)	41.9%	21.5%
Andrew S. Wyant	137,103		5.2%	2.7%
Frederic M. Schweiger	—		—	—
Kenneth Greenblatt	—		—	—
Richard A. Magid	—		—	—
All directors and executive officers as a group (5 persons)	1,244,124		47.1%	24.2%
Five Percent Shareholders:
Lawrence W. Olson 15 Ambrose Lane South Barrington, IL 60010	220,923	(2)(3)	8.4%	4.3%
M.S. Golf Ventures, LLC c/o Melvin Simon 115 Washington Street Indianapolis, IN 46204	149,520		5.7%	2.9%

*
less than one percent of total shares outstanding

(1)
Includes 292,878 shares owned by Herskovits Enterprises L.L.C., an Illinois limited liability company, owned by Thomas Herskovits; 50,000 shares of our common stock that are issuable upon conversion of a secured debenture and upon exercise of a warrant that are owned by Thomas Herskovits; and 500,000 shares of common stock pledged to secure a bank loan made to an affiliate of Thomas Herskovits.

(2)
Includes 187,500 shares of common stock that may be sold in this offering if the underwriter exercises its over-allotment option.

(3)
Includes a warrant to purchase 80,733 shares of our common stock.

DESCRIPTION OF SECURITIES

        We are authorized to issue 18,000,000 shares of common stock, no par value per share, and 2,000,000 shares of preferred stock, upon shareholder approval of our amended and restated articles of incorporation recently approved by our board of directors. As of the date of this prospectus, we have outstanding 2,513,504 shares of common stock owned by approximately 120 holders of record.

Common Stock

        The holders of our common stock are entitled to one vote for each share held of record in the election of directors and in all other matters to be voted on by shareholders. There is no cumulative voting with respect to the election of directors. Holders of common stock are entitled to receive any dividends as may be declared by the board of directors out of funds legally available for such purpose; and in the event of our liquidation, dissolution, or winding up, to share ratably in all assets remaining after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock.

        All of the outstanding shares of common stock are, and the shares of common stock offered through this prospectus will be, upon issuance and sale, validly issued, fully paid and nonassessable. Holders of our common stock have no preemptive right to subscribe for or purchase additional shares of any class of our capital stock.

Preferred Stock

        The board of directors has the authority, within the limitations stated in our amended and restated articles of incorporation, to provide by resolution for the issuance of shares of preferred stock, in one or more classes or series, and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series. The issuance of preferred stock could have the effect of decreasing the market price of our common stock and could adversely affect the voting and other rights of the holders of our common stock.

Secured Convertible Debentures

        We have issued 10% secured convertible debentures in an aggregate principal amount of $1,305,000. The secured debentures have an annual interest rate of 10%. Interest is to be paid quarterly commencing with the quarter ending on March 31, 2003. The secured debentures are secured by our inventory. We have filed a form UCC-1 pledging our inventory as collateral in the event of a default on the secured debentures.

        The secured debentures mature December 31, 2003. We are seeking the approval of secured debenture holders to extend the maturity date under these debentures from December 31, 2003 to June 30, 2004 in exchange for increasing the number of each holder's warrant shares by 10%, or an aggregate of 32,625 shares of common stock at an exercise price of $4.00 per share. We also are offering secured debenture holders certain registration rights in connection with their agreement to change the maturity date. We cannot assure you, however, that the secured debenture holders will agree to an extension of the maturity date. In addition to the foregoing, we are also asking each of these holders to agree not to sell or transfer any shares of common stock underlying the secured debenture or related warrant until after the first anniversary of the closing of this offering, unless our underwriters agree to an earlier date.

        The secured debentures are convertible, at the option of the holder, into shares of our common stock at a rate of $4.00 per share. However, before maturity, we may redeem the secured debentures upon 15 to 45 days written notice and by paying the secured debenture holders 120% of the secured debenture principal plus accrued interest up to the redemption date. Upon receiving a written redemption notice, secured debenture holders may elect to convert their secured debentures into shares of our common stock until such time as the secured debentures are redeemed.

        The number and the conversion and exercise price of the secured debentures and related warrants will be adjusted for stock splits, stock dividends, certain reorganizations and certain reclassifications.

        The secured debentures do not entitle the holders to vote on any matter voted on at a meeting of our shareholders or grant any other rights associated with our common stock.

        For each unit of secured debenture purchased, the holder received a warrant to purchase 12,500 shares of our common stock at an exercise price of $4.00 per share for five years through December 31, 2007. The warrants contain "piggy-back" registration rights. The warrants do not entitle the holders to vote on any matter voted on at a meeting of our shareholders or grant any other rights associated with our common stock.

        Subject to the approval of secured debenture holders, beginning 90 days after the effective date of the registration statement for this offering, these holders will be entitled to "piggy-back" registration rights with respect to the shares of common stock underlying the secured debentures and related warrants. We will use our best efforts to file a registration statement covering the shares of common stock underlying the secured debentures and related warrants during the period beginning 90 days after, and ending 180 days after, the closing of this offering.

        We are asking each holder to contractually agree not to sell or transfer any shares of common stock underlying the secured debentures or related warrants until the first anniversary of the closing of this offering.

Unsecured Convertible Debentures

        We are in the middle of a private placement of up to $2,000,000 unsecured debentures to foreign investors pursuant to Regulation S under the Securities Act of 1933, as amended. The unsecured debentures in this offering mature June 30, 2004 and bear interest at 10% per annum. The unsecured debentures are convertible at the election of the holder at any time prior to maturity into shares of our common stock at $4.00 per share. We have the right to redeem the unsecured debentures at any time prior to maturity at 120% of the outstanding principal amount of the debenture together with accrued interest through the redemption date.

        Each unsecured debenture holder will also receive warrants to purchase shares of common stock at $4.00 per share. The number of warrants is equal to the number of shares of common stock that the unsecured debentures are convertible into. These warrants expire June 30, 2008 and do not entitle the holders to vote on any matter voted on at a meeting of our shareholders.

        The number and the conversion and exercise price of the unsecured debentures and warrants will be adjusted for stock splits, stock dividends, certain reorganizations and certain reclassifications.

        Beginning 90 days after the closing of this offering, the unsecured debenture holders will be entitled to "piggy-back" registration rights with respect to the shares of common stock underlying the unsecured debentures and warrants. We will use our best efforts to file a registration statement covering the shares of common stock underlying the unsecured debentures and warrants during the period beginning 90 days after, and ending 180 days after, the closing of this offering.

        We are asking each unsecured debenture holder to agree not to sell or transfer any shares of common stock underlying the debentures or warrants until the first anniversary of the initial closing of this offering.

Transfer Agent and Registrar

        The transfer agent and registrar for the common stock is                         .

Shares Eligible for Future Sale

        Upon the consummation of this offering, and assuming no exercise of outstanding options and warrants, we will have 5,013,504 shares of common stock outstanding, of which the 2,500,000 shares offered hereby will be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by an "affiliate," which will be subject to the resale limitations of Rule 144 promulgated under the Securities Act.

        Of the remaining 2,513,504 shares of common stock currently outstanding, 1,662,426 are "restricted securities" or owned by "affiliates," as those terms are defined in Rule 144, and may not be sold publicly unless they are registered under the Securities Act or are sold pursuant to Rule 144 or another exemption from registration. These amounts assume our underwriter does not exercise its over-allotment option with respect to shares owned by the selling shareholders.

Lockup Agreements

        Holders of            outstanding shares of common stock have agreed not to sell or otherwise dispose of any shares of common stock in any public market transaction, including pursuant to Rule 144, without our underwriter's prior written consent, until after the first anniversary of the closing of this offering.

Rule 144

        Generally, under Rule 144 as currently in effect, subject to the satisfaction of certain other conditions, a person, including an affiliate of ours or persons whose shares are aggregated with an affiliate, who has owned restricted shares of common stock beneficially for at least one year, is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

  •
  1% of our then outstanding shares of common stock; or

  •
  the average weekly trading volume of shares of our common stock during the four calendar weeks preceding such sale.

Rule 144(k)

        A person who is not an affiliate, has not been an affiliate within three months prior to sale, and has beneficially owned the restricted shares for at least two years, is entitled to sell such shares under Rule 144(k) without regard to any of the limitations described above.

No Prior Market

        Prior to this offering, there has been no market for our common stock and no prediction can be made as to the effect, if any, that market sales of shares of common stock or the availability of such shares for sale will have on the market prices of our common stock prevailing from time to time. Nevertheless, the possibility that substantial amounts of common stock may be sold in the public market may adversely affect prevailing market prices for our common stock and could impair our ability to raise capital through the sale of our equity securities.

Certain Charter and Bylaws Provisions and Illinois Anti-Takeover Statute

        We are subject to Section 11.75 of the Illinois Business Corporation Act of 1983, as amended, regulating corporate takeovers. This section prevents Illinois corporations from engaging under certain circumstances, in a "business combination," which includes a merger or sale of more than 10% of the corporation's assets, with any "interested shareholder," or a shareholder who owns 15% or more of the corporation's outstanding voting stock, as well as affiliates and associates of any such persons, for three years following the date such shareholder became an "interested shareholder," unless:

  •
  the transaction in which such shareholder became an "interested shareholder" is approved by the board of directors prior to the date the "interested shareholder" attained such status;

  •
  upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by persons who are directors and also officers; or

  •
  on or after the date the business combination is approved by the board of directors and authorized at an annual or special meeting of shareholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested shareholder.

        Following the closing of this offering, our amended and restated articles of incorporation will eliminate the right of shareholders to act by written consent without a meeting, and our amended and restated bylaws eliminate the right of shareholders to call special meetings of shareholders. Our amended and restated articles of incorporation and bylaws do not provide for cumulative voting in the election of directors. The authorization of undesignated preferred stock makes it possible for the board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to effect a change in our control. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in our control or management.

UNDERWRITING

        Subject to the terms and conditions of the underwriting agreement between us and Gilford Securities Incorporated, Gilford Securities Incorporated has agreed to purchase from us the number of shares of common stock indicated in the following table.

Underwriters	Number of Shares
Gilford Securities Incorporated

Total

        Under the terms and conditions of the underwriting agreement, our underwriter is committed to accept and pay for all of the shares, if any are taken, other than those covered by the over-allotment option. In the underwriting agreement, the obligations of our underwriter is subject to approval of certain legal matters by its counsel, including, without limitation, the authorization and the validity of the shares, and to various other conditions contained in the underwriting agreement, such as receipt by the underwriter of officers' certificates and legal opinions of our counsel.

        Our underwriter proposes to initially offer our common stock to the public at the public offering price set forth on the cover page of this prospectus, and to certain securities dealers (who may include the underwriter) at such price, less a concession not in excess of $                              per share. Our underwriter may allow, and the selected dealers may reallow, a concession not in excess of $                              per share to certain brokers and dealers. After the offering, the offering price and concessions and discounts to brokers and dealers and other selling terms may from time to time be changed by our underwriter.

        The selling shareholders have granted our underwriter an option, exercisable within 45 days after the date of this prospectus, to purchase up to 375,000 additional shares solely to cover over-allotments, if any, at the same price per share to be paid by our underwriter for the other shares in this offering. In addition, our directors, officers and affiliates have the right to purchase shares of our common stock in this offering.

        The following table summarizes the compensation and estimated expenses we and the selling shareholders will pay in connection with this offering:

	Per Share		Total
	Without Over-Allotment	With Over-Allotment	Without Over-Allotment	With Over-Allotment
Underwriting discounts and commissions paid by us	$	$	$	$
Expenses payable by us	$	$	$	$
Underwriting discounts and commissions paid by the selling shareholders	$	$	$	$
Expenses payable by the selling shareholders	$	$	$	$

        We have agreed to pay our underwriter a non-accountable expense allowance equal to 3% of the gross proceeds received by us from the sale of the shares of common stock underwritten. In addition, we have agreed to issue to our underwriter at the closing of this offering, for nominal consideration, warrants to purchase up to a number of shares of common stock equal to 10% of the number of shares sold in this offering. These warrants will be exercisable for a five-year period commencing on the closing date of this offering at any exercise price equal to 120% of the initial public offering price of our common stock. These warrants will be restricted from sale, transfer, assignment or hypothecation for a period of one year from the closing of this offering by our underwriter, except to officers of our underwriter and members of the underwriting group and their officers and partners, by will, or by operation of law.

        These warrants contain provisions for appropriate adjustment in the event of any merger, consolidation, recapitalization, reclassification, stock dividend, stock split or similar transaction. They also contain net issuance provisions permitting our underwriter or a permissible transferee to elect to exercise the warrants in whole or in part and instruct us to withhold from the securities issuable upon exercise, a number of securities, valued at the current fair market value on the date of exercise, to pay the exercise price. This net exercise provision has the effect of requiring us to issue shares of our common stock without a corresponding increase in capital. A net exercise of the warrants in this fashion will have the same dilutive effect on the interests of our shareholders as will a cash exercise. The warrants do not entitle our underwriter or a permissible transferee to any rights as a shareholder until the warrants are exercised and shares of our common stock are purchased pursuant to them.

        These warrants and the shares of our common stock issuable upon their exercise may not be offered for sale except in compliance with the applicable provisions of the Securities Act of 1933. We have agreed to include the shares of common stock underlying the warrants in a resale registration statement to be filed following the closing of this offering.

        In connection with this offering, our underwriter may engage in stabilizing transactions, over-allotment transactions, covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934, as amended.

  •
  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  •
  Over-allotment involves sales by the underwriter of shares in excess of the number of shares the underwriter is obligated to purchase, which creates a short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriter is not greater than the number of shares that it may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriter may close out any covered short position by either exercising its over-allotment option and/or purchasing shares in the open market.

  •
  Covering transactions involve the purchase of the common stock in the open market after the distribution has been completed in order to cover short positions. In determining the source of shares to close out the short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase shares through the over-allotment option. If the underwriter sells more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in this offering.

  •
  Penalty bids permit the underwriter to reclaim a selling concession from a selected dealer when the common stock originally sold by the selected dealer is purchased in a stabilizing covering transaction to cover short positions.

        These stabilizing transactions, covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock of preventing or retarding a decline in the market price of the common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the American Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

        We and the selling shareholders have agreed to indemnify the underwriters and their controlling persons against specified liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the underwriters may be required to make for such liabilities. However, we have been advised that in the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

        We have agreed not to directly or indirectly offer for sale, sell, contract to sell, grant any option for the sale of, or otherwise issue or dispose of, any share of our common stock, options to acquire common shares, or any related security or instrument, for a period of one year from the closing of this offering, without the prior written consent of our underwriters, except in limited circumstances. Our officers, directors and shareholders representing approximately    % of our outstanding shares of common stock prior to this offering, including the selling shareholders, have made the same agreement.

        Prior to this offering, there was no public securities market for our common stock and the price of our common stock may be volatile to a degree that might not occur in securities that are more widely held or more actively traded. The initial public offering price was negotiated by us and the underwriters. In determining the offering price, the underwriters considered, among other things, our business potential and earnings prospects and prevailing market conditions.

LEGAL MATTERS

        The validity of the common stock offered hereby will be passed upon for Katten Muchin Zavis Rosenman. Certain legal matters in connection with this offering will be passed upon for the Underwriters by Gusrae, Kaplan & Bruno, PLLC.

EXPERTS

        Our audited balance sheet as of November 30, 2002, and audited statements of operations, shareholders' deficit and cash flows for the eleven months ended November 30, 2002, and for the year ended December 31, 2001, included in this prospectus, and the registration statement of which this prospectus is a part, have been included herein in reliance on the report of HEIN + ASSOCIATES LLP, independent accountants, given on the authority of such firm as an expert in accounting and auditing.

AVAILABLE INFORMATION

        This prospectus is part of a registration statement on Form SB-2 we filed with the Securities and Exchange Commission under the Securities Act. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules. For further information about us and the common stock offered hereby, please see the complete registration statement and all of its exhibits and schedules. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. Please refer to the exhibits to the registration statement for complete copies of these documents.

        You may read and copy our registration statement, including all of it exhibits and schedules, without charge at public reference rooms of the Securities and Exchange Commission, 450 Fifth Street, N.W., Judiciary Plaza, Room 1024, Washington, D.C., 233 Broadway, New York, New York or 175 West Jackson Boulevard, Suite 900, Chicago, Illinois. You may obtain information on the operation of the public reference room in Washington, D.C. by calling the Commission at 1-800-SEC-0330. The registration statement is also available on the Commission's web site at http://www.sec.gov.

        After this offering, we intend to provide annual reports to our shareholders that include financial information examined and reported on by an independent public accounting firm.

INDEX TO FINANCIAL STATEMENTS

Independent Auditor's Report	F-2
Consolidated Balance Sheets—May 31, 2003 (unaudited) and November 30, 2002	F-3

Consolidated Statements of Operations—For the Six Months Ended May 31, 2003 (unaudited) and June 30, 2002 (unaudited), for the One Month Ended December 31, 2002 (unaudited), for the Eleven Months Ended November 30, 2002 and for the Year Ended December 31, 2001	F-5
Consolidated Statements of Changes in Stockholders' Deficit—For the Six Months Ended May 31, 2003 (unaudited), for the Eleven Months Ended November 30, 2002 and for the Year Ended December 31, 2001	F-6

Consolidated Statements of Cash Flows—For the Six Months Ended May 31, 2003 (unaudited) and June 30, 2002 (unaudited), for the Eleven Months Ended November 30, 2002 and for the Year Ended December 31, 2001	F-7
Notes to Consolidated Financial Statements	F-9

INDEPENDENT AUDITOR'S REPORT

Board of Directors
Natural Golf Corporation
Mt. Prospect, IL

        We have audited the accompanying consolidated balance sheet of Natural Golf Corporation and Subsidiaries as of November 30, 2002, and the related consolidated statements of operations, stockholders' deficit, and cash flows for the eleven months ended November 30, 2002 and for the year ended December 31, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Natural Golf Corporation and Subsidiaries as of November 30, 2002 and the results of their operations and their cash flows for the eleven months ended November 30, 2002 and for the year ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

        The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered significant losses from operations for the eleven months ended November 30, 2002 and the year ended December 31, 2001 and has a stockholders' deficit and a working capital deficit as of November 30, 2002. Management's plans to address these matters are also included in Note 2 to the financial statements. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

HEIN + ASSOCIATES LLP

Denver, Colorado
December 21, 2002, except for Note 4, for which the date is March 7, 2003

NATURAL GOLF CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	MAY 31, 2003	NOVEMBER 30, 2002
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash	$400	$400
Accounts receivable, net of allowance for doubtful accounts of $12,600 and $14,000 in 2003 and 2002, respectively	37,034	42,766
Inventory	765,306	1,054,970
Prepaid expenses	52,166	101,945

Total current assets	854,906	1,200,081
PROPERTY AND EQUIPMENT, at cost
Equipment	382,186	382,186
Product masters	257,721	181,544
Software	94,120	94,120
Furniture and fixtures	67,551	67,551
Leasehold improvements	47,804	47,804

Property and equipment	849,382	773,205
Less accumulated depreciation	(450,215)	(320,412)

Property and equipment, net	399,167	452,793

OTHER ASSETS:
Deferred financing costs	198,073	223,889
Deposits	63,622	63,422
Other	4,628	4,869

Total other assets	266,323	292,180

TOTAL ASSETS	$1,520,396	$1,945,054

See accompanying notes to these consolidated financial statements.

	MAY 31, 2003	NOVEMBER 30, 2002
	(unaudited)
LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
Current portion of notes payable:
Related parties	$215,000	$100,000
Other	1,624,518	3,055,965
Accounts payable	1,232,258	1,173,549
Deferred revenue	428,404	406,680
Accrued expenses:
Commissions	157,083	102,110
Interest	268,168	354,161
Payroll	120,488	116,466
Other	533,115	502,931

Total current liabilities	4,579,034	5,811,862
LONG-TERM OBLIGATIONS, net of current portion	55,385	72,669

TOTAL LIABILITIES	4,634,419	5,884,531
COMMITMENTS AND CONTINGENCIES (Notes 2, 7 and 10)
STOCKHOLDERS' DEFICIT
Common stock, no par value, 4,000,000 shares authorized, 2,512,881 and 2,265,838 shares outstanding in 2003 and 2002	10,095,384	8,714,682
Additional paid-in capital—stock warrants/beneficial conversion feature	1,752,548	626,932
Treasury stock, at cost	(50,000)	(50,000)
Accumulated deficit	(14,911,955)	(13,231,091)

Total stockholders' deficit	(3,114,023)	(3,939,477)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$1,520,396	$1,945,054

See accompanying notes to these consolidated financial statements.

NATURAL GOLF CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	FOR THE SIX MONTHS ENDED
	MAY 31, 2003	JUNE 30, 2002	FOR THE ONE MONTH ENDED DECEMBER 31, 2002	FOR THE ELEVEN MONTHS ENDED NOVEMBER 30, 2002	FOR THE YEAR ENDED DECEMBER 31, 2001
	(unaudited)	(unaudited)	(unaudited)
NET SALES:
Products	$4,012,477	$5,982,776	$462,981	$9,285,443	$13,154,086
Services	944,528	1,397,977	84,709	2,286,852	2,888,343

Total net sales	4,957,005	7,380,753	547,690	11,572,295	16,042,429
COST OF SALES:
Cost of products sold	1,292,790	1,609,145	165,698	2,719,535	3,477,670
Cost of services provided	462,058	961,826	38,552	1,429,102	1,704,053

Total cost of sales	1,754,848	2,570,971	204,250	4,148,637	5,181,723

GROSS PROFIT	3,202,157	4,809,782	343,440	7,423,658	10,860,706
OPERATING EXPENSES:
Selling expenses	2,498,235	4,006,059	474,434	6,034,871	8,991,223
General and administrative expense	1,535,274	1,601,104	227,132	3,058,466	3,647,764
Depreciation and amortization	130,044	57,721	10,248	109,267	93,874

Total operating costs	4,163,553	5,664,884	711,814	9,202,604	12,732,861

LOSS FROM OPERATIONS	(961,396)	(855,102)	(368,374)	(1,778,946)	(1,872,155)

OTHER INCOME (EXPENSE):
Interest expense	(726,152)	(187,183)	(70,316)	(424,320)	(238,931)
Other income (expense), net	6,684	(8,776)	11	(9,719)	(5,766)

Total other income (expense), net	(719,468)	(195,959)	(70,305)	(434,039)	(244,697)

NET LOSS	$(1,680,864)	$(1,051,061)	$(438,679)	$(2,212,985)	$(2,116,852)

NET LOSS PER COMMON SHARE (BASIC AND DILUTED)	$(0.72)	$(0.51)	$(0.19)	$(1.06)	$(1.08)

WEIGHTED-AVERAGE NUMBER OF SHARES OUTSTANDING (BASIC AND DILUTED)	2,348,562	2,053,696	2,266,104	2,084,502	1,955,583

        See accompanying notes to these consolidated financial statements.

NATURAL GOLF CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT

FOR THE SIX MONTHS ENDED MAY 31, 2003 (unaudited), FOR THE ELEVEN MONTHS ENDED NOVEMBER 30, 2002 AND FOR THE YEAR ENDED DECEMBER 31, 2001

	COMMON SHARES OUTSTANDING	COMMON STOCK	ADDITIONAL PAID-IN CAPITAL	TREASURY STOCK	RETAINED EARNINGS	TOTAL STOCKHOLDERS' DEFICIT
BALANCES, as of January 1, 2001	1,912,021	$6,937,416	$—	$(44,000)	$(8,901,254)	$(2,007,838)
Issuance of common stock for cash	90,750	726,000	—	—	—	726,000
Discount on convertible notes due to issuance of detachable warrants and beneficial conversion feature	—	—	286,000	—	—	286,000
Net loss	—	—	—	—	(2,116,852)	(2,116,852)

BALANCES, December 31, 2001	2,002,771	7,663,416	286,000	(44,000)	(11,018,106)	(3,112,690)
Issuance of common stock:
Cash	122,500	485,000	—	—	—	485,000
Conversion of related party payables	141,567	566,266	—	—	—	566,266
Warrants issued for terminated employee settlement	—	—	322,932	—	—	322,932
Compensation related to warrants issued for endorsement	—	—	18,000	—	—	18,000
Repurchase of common stock	(1,000)	—	—	(6,000)	—	(6,000)
Net loss		—	—	—	(2,212,985)	(2,212,985)

BALANCES, November 30, 2002	2,265,838	8,714,682	626,932	(50,000)	(13,231,091)	(3,939,477)
Issuance of common stock:
Payment of note principal and interest (unaudited)	247,043	1,380,702	—	—	—	1,380,702
Discount on convertible notes due to issuance of detachable warrants and beneficial conversion feature (unaudited)	—	—	1,025,782	—	—	1,025,782
Discount on investor note due to issuance of detachable warrants	—	—	21,786	—	—	21,786
Options issued in connection with marketing consulting agreement (unaudited)	—	—	18,600	—	—	18,600
Warrants issued in connection with endorsement agreement (unaudited)	—	—	7,000	—	—	7,000
Warrants issued to placement agent in connection with PPO offering (unaudited)	—	—	52,448	—	—	52,448
Net loss (unaudited)	—	—	—	—	(1,680,864)	(1,680,864)

BALANCES, May 31, 2003 (unaudited)	2,512,881	$10,095,384	$1,752,548	$(50,000)	$(14,911,955)	$(3,114,023)

See accompanying notes to these consolidated financial statements.

NATURAL GOLF CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	FOR THE SIX MONTHS ENDED
	MAY 31, 2003	JUNE 30, 2002	FOR THE ELEVEN MONTHS ENDED NOVEMBER 30, 2002	FOR THE YEAR ENDED DECEMBER 31, 2001
	(unaudited)	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,680,864)	$(1,051,061)	$(2,212,985)	$(2,116,852)
Adjustments to reconcile net loss to net cash used in operating activities:
Non-cash items included in net loss:
Depreciation and amortization	130,044	57,721	109,267	93,874
Amortization of debt discount/deferred financing costs	505,470	71,500	131,076	95,328
Provision for doubtful accounts	(1,400)	(1,592)	(15,000)	5,300
Compensation related to warrants and options issued for services	25,600	—	18,000	—
Changes in assets and liabilities:
(Increase) decrease in assets:
Accounts receivable	7,132	(176,972)	29,568	(31,427)
Inventory	289,664	(496,901)	(132,491)	(390,387)
Prepaid expenses	49,779	(7,724)	(36,977)	(14,464)
Deposits	(200)	(3,304)	(3,426)	(52,315)
Increase (decrease) in liabilities:
Accounts payable	58,709	538,767	281,042	77,801
Deferred revenue	21,724	5,223	(122,077)	151,687
Accrued expenses	238,888	200,671	515,866	418,771

Net cash used in operating activities	(355,454)	(863,672)	(1,438,137)	(1,762,684)

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash purchases of property and equipment	—	(57,680)	(57,681)	(165,251)
Increase in product masters	(76,177)	(11,500)	(81,100)	(100,444)

Net cash used in investing activities	(76,177)	(69,180)	(138,781)	(265,695)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from notes issued	140,000	525,000	1,345,000	1,407,731
Proceeds from convertible debentures issued	400,000	—	—	—
Payments on notes payable	(80,040)	(49,215)	(46,260)	(82,281)
Debt issue costs incurred	(28,329)	—	(223,889)	—
Proceeds from issuance of common stock	—	440,000	485,000	726,000
Repurchase of common stock	—	(6,000)	(6,000)	—

Net cash provided by financing activities	431,631	909,785	1,553,851	2,051,450

NET INCREASE (DECREASE) IN CASH	—	(23,067)	(23,067)	23,071
CASH, at beginning of period	400	23,467	23,467	396

CASH, at end of period	$400	$400	$400	$23,467

SUPPLEMENTAL SCHEDULE OF CASH FLOW INFORMATION:
Cash paid during the period for interest	$48,789	$5,217	$16,248	$50,141

See accompanying notes to these consolidated financial statements.

	FOR THE SIX MONTHS ENDED
	MAY 31, 2003	JUNE 30, 2002	FOR THE ELEVEN MONTHS ENDED NOVEMBER 30, 2002	FOR THE YEAR ENDED DECEMBER 31, 2001
	(unaudited)	(unaudited)
SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Related party payables converted to stock	$—	$—	$566,266	$—

Warrants issued in settlement of outstanding liability	$—	$—	$322,932	$—

Accounts payable converted to a short-term promissory note	$—	$—	$93,706	$—

Notes payable issued in exchange for property	$—	$—	$78,843	$45,281

Conversion of notes to convertible debentures	$905,000	$—	$—	$—

Stock issued in payment of notes and accrued interest	$1,380,702	$—	$—	$—

Debt discount	$1,047,568	$—	$—	$286,000

Warrants issued in payment of financing costs	$52,448	$—	$—	$—

See accompanying notes to these consolidated financial statements.

NATURAL GOLF CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information subsequent to November 30, 2002 is unaudited.)

1.     ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES:

        Nature of Operations—The Company, maintaining its principal office in Mount Prospect, Illinois, is a golf improvement technology company. The Company provides a total system for playing better golf, including a different grip, stance, swing and equipment than provided by conventional golf systems. Most of the Company's revenue is derived from three sources: selling instructional products, including videotapes, DVDs, books, practice devices and accessories; conducting golf schools in over 200 major markets in the United States; and selling custom-fitted golf clubs specially designed for the Natural Golf system. As of January 1, 2001, the Company split its operations into three subsidiaries, of which Natural Golf Corporation is the parent company. These subsidiaries are divided based on natural groups of revenue production within the Company including golf school revenue; product sales generated in the field; and product sales generated from infomercials and other media advertising, the internet, and telemarketing efforts.

        Principles of Consolidation—The consolidated financial statements include the accounts of Natural Golf Corporation and its three wholly owned subsidiaries, Natural Golf Products Corporation, Natural Golf Field Sales Corporation and Natural Golf Schools Corporation (collectively referred to as the "Company"). All significant inter-company accounts and transactions have been eliminated.

        Change in Year End—During 2002, the Company changed its year end from December 31 to November 30.

        Cash Equivalents—For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

        Inventories—Inventories are stated at the lower of cost (first-in, first-out) or market. Inventory cost generally includes finished goods and components. Generally, inventories are written down to market value during the period in which impairment of such inventories is identified.

        Property and Equipment—Property and equipment are stated at cost. Depreciation is provided over the estimated useful lives of the assets ranging from three to seven years using the straight-line method of depreciation. Leasehold improvements are stated at cost and amortized over the remaining life of the lease, using the straight-line method. The cost of normal maintenance and repairs is charged to operating expenses as incurred. Material expenditures that increase the life of an asset are capitalized and depreciated over the estimated remaining useful life of the asset. Upon the disposition of assets, the related cost and accumulated depreciation are removed from the books and the realized gain or loss, if any, is recognized in the year of the disposition.

        Costs incurred to develop significant enhancements to existing product masters are capitalized. Product masters are principally comprised of instruction videos, DVDs, books and related packaging molds. During the six months ended May 31, 2003, the eleven months ended November 30, 2002 and the year ended December 31, 2001, the Company incurred costs of $76,177, $81,100 and $100,444, respectively for its product masters. The costs are included in property and equipment and are amortized over the lesser of the product life or 18 months. The enhancements were completed in January, 2003 and accordingly, amortization commenced in February 2003.

        Revenue Recognition—The Company recognizes revenue from product sales when risk of loss for and title to its products pass to the buyer. Generally, both risk of loss and title pass to the Company's customers at the date of shipment via common carrier. The Company also offers the right of return for certain inventory, for which the Company estimates a return allowance. The Company recognizes revenue from golf instruction services when those services have been performed. Deferred revenue represents customer prepayments which are recognized as revenue when earned.

        Advertising Costs—Advertising costs for the Company are expensed as incurred. Advertising charged to expense was $900,558, $1,119,823, $286,313, $2,062,242 and $5,397,096 for the six months ended May 31, 2003 and June 30, 2002, for the one month ended December 31, 2002, for the eleven months ended November 30, 2002 and for the year ended December 31, 2001, respectively.

        Research and Development—The costs associated with research and development for new products and significant product improvements are expensed as incurred. Natural Golf spent approximately $83,000 and $414,000 in research and development in 2002 and 2001, respectively, primarily for new golf club design and related tooling and the development of new instruction videos.

        Comprehensive Income (Loss)—Comprehensive income is defined as all changes in stockholders' equity (deficit), exclusive of transactions with owners, such as capital investments. Comprehensive income includes net income or loss, changes in certain assets and liabilities that are reported directly in equity such as translation adjustments on investments in foreign subsidiaries and unrealized gains (losses) on available-for-sale securities. For the six months ended May 31, 2003 and June 30, 2002, for the one month ended December 31, 2002, for the eleven months ended November 30, 2002 and for the year ended December 31, 2001, the Company's comprehensive loss was the same as its net loss.

        Stock-Based Compensation—The Company accounts for stock-based compensation for employees using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. Accordingly, compensation cost for stock options granted to employees is measured as the excess, if any, of the quoted market price of the Company's common stock at the measurement date (generally, the date of grant) over the amount an employee must pay to acquire the stock.

        The Company accounts for stock-based compensation for non-employees under Accounting for Stock-Based Compensation (SFAS No. 123). SFAS No. 123 requires that options, warrants, and similar instruments which are granted to non-employees for goods and services be recorded at fair value on the grant date. Fair value is generally determined under an option pricing model using the criteria set forth in SFAS No. 123. The Company is subject to the pro forma disclosure requirements for stock-based compensation for employees.

        Income Taxes—The Company follows Financial Accounting Standard (FAS) 109, Accounting for Income Taxes, which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the period in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax (benefit) expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

        Net Income (Loss) Per Share—Basic earnings per share (EPS) is calculated by dividing the income or loss available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. Due to losses incurred in 2002 and 2001, basic and diluted earnings per share were the same. Common stock equivalents, which are comprised of warrants and convertible notes, of 794,733, 151,250, 226,983, 231,983 and 210,625 as of May 31, 2003 and June 30, 2002, December 31, 2002, November 30, 2002 and December 31, 2001, respectively, have been omitted from earnings per share.

        Use of Estimates—The preparation of consolidated financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Actual results could differ from those estimates. Significant estimates include sales returns, inventory reserves and valuation allowances associated with deferred tax assets. It is reasonably possible that estimates will change in the forthcoming year and revisions could be material.

        Financial Instruments—The estimated fair value of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximate their carrying amounts in the financial statements due to the short-term nature of these instruments.

        Based on the borrowing rates currently available to the Company for loans with similar terms and average maturities, the fair value of long-term debt approximates its carrying value.

        Credit Risk and Concentrations—The Company sells products and extends credit based on an evaluation of the customer's financial condition, generally without requiring collateral. Exposure to losses on receivables is principally dependent on each customer's financial condition. The Company monitors its exposure for credit losses and maintains allowances for anticipated losses.

        Approximately 70% of the Company's inventory is purchased from five major suppliers. If the Company's relationship with these suppliers were to cease, management believes there are sufficient alternative suppliers, such that there would not be a significant adverse impact on the operations of the Company.

        Interim Financial Information—The accompanying interim financial information as of May 31, 2003 and for the six months ended May 31, 2003 and June 30, 2002 and for the one month ended December 31, 2002 has been taken from the Company's books and records without audit. However, in the opinion of management, such information includes all adjustments (consisting only of normal recurring accruals) necessary to fairly present the financial position as of May 31, 2003 and results of operations of the Company for the six months ended May 31, 2003 and June 30, 2002 and for the one month ended December 31, 2002.

        Recent Pronouncements—In July 2002, the FASB issued Statement of Financial Accounting Standards No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" (SFAS 146). SFAS 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Examples of costs covered by SFAS 146 include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing, or other exit or disposal activity. SFAS 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. The adoption of SFAS 146 is not expected to have a material effect on the Company's financial position or results of its operations.

        In August 2002, the FASB issued Statement of Financial Accounting Standards No. 147, "Acquisitions of Certain Financial Institutions" (SFAS 147). SFAS 147 requires financial institutions to follow the guidance in SFAS 141 and SFAS 142 for business combinations and goodwill and intangible assets, as opposed to the previously applied accounting literature. This statement also amends SFAS 144 to include in its scope long-term customer relationship intangible assets of financial institutions. The provisions of SFAS 147 do not apply to the Company.

        In December 2002, the FASB issued Statement of Financial Accounting Standards No.148, "Accounting for Stock-Based compensation—Transition and Disclosure—an amendment of FASB Statement 123" (SFAS 123). For entities that change their accounting for stock-based compensation from the intrinsic method to the fair value method under SFAS 123, the fair value method is to be applied prospectively to those awards granted after the beginning of the period of adoption (the prospective method). The amendment permits two additional transition methods for adoption of the fair value method. In addition to the prospective method, the entity can choose to either (i) restate all periods presented (retroactive restatement method) or (ii) recognize compensation cost from the beginning of the fiscal year of adoption as if the fair value method had been used to account for awards (modified prospective method). For fiscal years beginning after December 31, 2003, the prospective method will no longer be allowed. The Company currently accounts for its stock-based compensation using the intrinsic value method as proscribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and plans on continuing using this method to account for stock options. Therefore the Company does not intend to adopt the transition requirements as specified in SFAS 148. The Company adopted the new SFAS 148 disclosure requirements in the quarter ended February 28, 2003.

        SFAS No. 149, Amendment of Statement 133 on "Derivative Instruments and Hedging Activities," was issued in April 2003 and amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003. Management does not believe that the adoption of SFAS No. 149 will have a material impact on its financial position or results of operations.

        SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity," was issued in May 2003 and requires issuers to classify as liabilities (or assets in some circumstances) three classes of freestanding financial instruments that embody obligations for the issuer. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003 and is otherwise effective at the beginning of the first interim period beginning after June 15, 2003. Management believes the adoption of SFAS No. 150 will have no immediate impact on its financial position or results of operations.

        The FASB issued Interpretation ("FIN") No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, in November 2002 and FIN No. 46, Consolidation of variable Interest Entities, in January 2003. FIN No. 45 is applicable on a prospective basis for initial recognition and measurement provisions to guarantees issued after December 2002; however, disclosure requirements are effective immediately. FIN No. 45 requires a guarantor to recognize, at the inception of a guarantee, a liability for the fair value of the obligations undertaken in issuing the guarantee and expands the required disclosures to be made by the guarantor about its obligation under certain guarantees that it has issued. The adoption of FIN No. 45 did not have a material impact on the Company's financial position or results of operations. FIN No. 46 requires that a company that controls another entity through interest other than voting interest should consolidate such controlled entity in all cases for interim periods beginning after June 15, 2003. Management does not believe the adoption of FIN No. 46 will have a material impact on its financial position or results of operations.

2.     GOING CONCERN:

        The accompanying consolidated financial statements have been prepared on the basis that the Company is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The accompanying consolidated financial statements reflect losses of ($2,212,985) and ($2,116,852) for the eleven months ended November 30, 2002 and for the year ended December 31, 2001, respectively, and a working capital deficit and a stockholders' deficit of ($4,611,781) and ($3,939,477), respectively, as of November 30, 2002.

        The Company has experienced difficulty in generating cash flows from its operating activities, and has relied on private debt and equity funding to continue to meet its obligations and to sustain its operations. The operating losses incurred to date primarily reflect major investments in customer acquisition and brand building. Management believes that its current marketing strategy, including utilizing a mix of media with market offerings, will result in future profits and cash flow. The Company is currently obtaining investor capital through a private placement offering, and is planning for a public offering in 2003.

        If the Company is unsuccessful in achieving positive results from operations, and does not realize the proceeds expected from its private placement offering or planned public offerings in 2003, the Company may be required to curtail operations, liquidate assets or enter into capital or financing arrangements on terms which may have an adverse effect on future operations.

3.     INVENTORIES:

        Inventories consist of the following at:

	May 31, 2003	November 30, 2002
	(unaudited)
Components	$654,196	$856,967
Finished goods	111,110	198,003

	$765,306	$1,054,970

        Components consist of various unassembled golf club parts.

4.     NOTES PAYABLE AND LONG-TERM DEBT:

        Notes payable and long-term debt consist of the following:

	May 31, 2003	November 30, 2002
	(unaudited)
Note payable to bank, interest paid monthly at the bank's prime rate less 0.5% (totaling 3.25% at May 31, 2003 and November 30, 2002). The Company's Chairman is the guarantor. Interest is payable monthly with the remaining principal due December 30, 2002. During the six months ended May 31, 2003, the Bank renewed the note with the Company which requires the Company to make six monthly principal payments of $10,000, plus interest, beginning January 30, 2003, with any remaining balance due on July 1, 2003.	$350,000	$400,000

Fiscal 2003 convertible notes payable to investors, $1,305,000 net of unamortized discount of $701,025 as of May 31, 2003. During the six months ended May 31, 2003, the Company began selling 30 units (the Units) in a private placement offering (PPO) at $50,000 per unit. Each Unit is comprised of one 10% convertible debenture for $50,000 and five year warrants to purchase 12,500 shares of common stock at $4.00 per share of the Company. The debentures are convertible into common stock at $4.00 per share, are due December 31, 2003, and are collateralized by inventory. The Units were offered on a best efforts basis by a placement agent who will receive a 10% commission on Units placed by the placement agent. In addition, the placement agent will receive warrants to purchase shares of the Company's common stock at an exercise price of $4.00 per share, expiring 5 years from the date of grant. The number of placement agent warrants to be issued will equal 10% of the total shares of common stock that could be converted from the sale of debentures in this PPO. In addition, the placement agent may receive warrants equal to 10% of the total shares of common stock that is issued upon exercise of the warrants sold in the PPO. Certain prior noteholders have the right to convert their notes into Units of the PPO. Noteholders holding $905,000 of these notes have converted them into the Units in this PPO. The Company received $400,000 from the sale of units during the six months ended May 31, 2003. The fair value of the warrants was estimated on the grant date using the Black-Scholes pricing model with the following assumptions: common stock based on a market price of $4.00 per share, zero dividends, expected volatility of 100%, risk free interest rate of 6% and an expected life of three years. The warrants were valued at $512,981, which also resulted in an effective beneficial conversion feature of $512,891. The estimated fair value of the warrants and beneficial conversion feature totaling $1,025,782 is treated as a discount on the debt and is being amortized over the term of the note. The remaining unamortized discount of $701,025 as of May 31, 2003 will be amortized through December 31, 2003.	603,975	—

Notes payable to investors, total outstanding of $750,000 net of unamortized discount of $7,262 as of May 31, 2003 and $800,000 net of unamortized discount of $0 as of November 30, 2002. $200,000 of these notes matured October 15, 2002, but were extended on February 14, 2003 to mature July 1, 2003. The original notes carried interest at a rate of 30% (10% in cash and 20% in the form of common stock at the rate of $10.00 per share). At the Company's election, the Company can pay all or any part of its obligations by issuance of common stock at the rate of $5.00 per share (the Option Price). As consideration for extension of these notes, interest in the form of common stock is paid at a rate of $4.00 and the Option Price was changed to $2.00 per share. $500,000 of these notes mature July 1, 2003 ($100,000 of these notes are to the daughter and son of a director/stockholder of the Company). These notes carry interest at the rate of 30% (10% in cash and 20% in the form of common stock at the rate of $4.00 per share). At the Company's election, the Company can pay all or any part of its obligations by issuance of common stock at the rate of $4.00 per share. $50,000 of these notes matured October 7, 2002. These notes carry interest at the rate of 30% (10% in cash and 20% in the form of common stock at the rate of $10 per share). These notes were converted into a debt security sold in a private placement offering on January 3, 2003 (see fiscal 2003 convertible notes to investors described above). An additional $50,000 of these notes matured October 7, 2002. These notes carry interest at the rate of 30% (10% in cash and 20% in the form of common stock at the rate of $10.00 per share). At the Company's election, the Company can pay all or part of its obligations by issuance of common stock at $1.00 per share. In April 2003, these notes were renewed on the same terms except that the maturity was extended to June 30, 2003. As consideration for the renewal, the Company issued to the holder five year warrants to purchase 25,000 shares of common stock at $4.00 per share. The fair value of the warrants was estimated on the grant date using the Black-Scholes pricing model with the following assumptions: common stock based on a market price of $4.00 per share, zero dividends, expected volatility of 100%, risk free interest rate of 6% and an expected life of three years. The warrants were valued at $21,786 which is treated as a discount on the debt and is being amortized over the term of the note. The remaining unamortized discount of $7,262 as of May 31, 2003 will be amortized through June 30, 2003. All of the notes referenced above contain prepayment and acceleration provisions as outlined below. The Company may prepay in cash at any time without penalty. In the event the Company prepays, the lender shall have a fully vested option to purchase a number of shares of common stock equivalent to the amount of the prepayment at the then current rate at which interest in the form of common stock is paid. The loan agreement also provides for certain "Acceleration Events", as defined in the agreement, upon which the Company may prepay its obligations to the lender by issuance of shares of common stock at the then current rate at which interest in the form of common stock is paid subject to certain adjustments. Additionally, with respect to $750,000 of notes maturing July 1, 2003, in the event that a transaction or series of transactions occurs that provides $5,000,000 or greater in debt and/or equity, such notes will become immediately due and the noteholder will receive one warrant for the purchase of one share of common stock for every $4.00 of debt, exercisable at $4.00 per share for five years.	742,738	800,000

Convertible note payable to investors, total outstanding $0 as of May 31, 2003 and $1,145,000 net of unamortized discount of $59,596 as of November 30, 2002. The notes are payable in the form of common stock at $8.00 per share. $645,000 of these notes mature February 15, 2003, and $500,000 of these notes mature May 1, 2003. The loan agreements state that interest at the rate of 10% shall be paid quarterly in the form of common stock at the rate of $8 per share. At the Company's election, the Company can pay all or any part of its obligations by issuance of common stock at the rate of $4 per share, if the holder elects to be paid in cash instead of common stock. One of the notes (totaling $500,000) was issued with warrants for the purchase of 62,500 shares of common stock at an exercise price of $8 per share. The warrants expired unexercised May 1, 2002. The fair value of the warrants was estimated on the grant date using the Black-Scholes pricing model with the following assumptions: common stock based on market price of $8.00 per share, zero dividends, expected volatility of 100%, risk free interest rate of 6% and an expected life of one year. The warrants were valued at $143,000, which also resulted in an effective beneficial conversion feature of $143,000. The estimated fair value of the warrants and beneficial conversion feature totaling $286,000 is treated as a discount on the debt and is then being amortized over the term of the note. During the six months ended May 31, 2003, notes of $645,000 and accrued interest of $125,432 were converted at maturity into 96,304 shares of common stock of the Company, a conversion rate of $8.00 per share. The holder of the remaining $500,000 of notes elected to receive payment in the form of cash and, as a result, the Company had an option to pay the principal and accrued interest in cash or in the form of the Company's common stock at a rate of $4.00 per share. During the six months ended May 31, 2003, the Company exercised its option and issued 149,520 shares of its common stock in payment of $500,000 of principal and $98,080 in accrued interest under said note.	—	1,085,404
Notes payable to individuals with maturity dates between February 26, 2003 and May 8, 2003, and interest at 10%. These notes are unsecured. $110,000 of notes were issued during the three months ended February 28, 2003. On January 3, 2003, noteholders converted $855,000 of notes into the debt securities sold in a private placement offering that commenced subsequent to November 30, 2002 (See Fiscal 2003 convertible notes to investors described above).	—	745,000
Note payable to former officer with a maturity date of July 1, 2003. Interest is at 4.5% prior to July 1, 2003, and at 8% commencing July 1, 2003 if the note is unpaid as of that date. The note is collateralized by substantially all the assets of the Company.	93,706	93,706
Advance to Company from an officer and director	15,000	—
Other	89,483	104,524

Total notes payable	1,894,902	3,228,634
Less current maturities	(1,839,517)	(3,155,965)

Notes payable, less current maturities	$55,385	$72,669

        As of November 30, 2002, aggregate maturities of notes payables are as follows:

2003	$3,215,561
2004	34,749
2005	27,393
2006	10,527

Total payment	3,288,230
Less discount	(59,596)

Balance	$3,228,634

5.     STOCKHOLDERS' DEFICIT:

        On August 8, 2002, the Company's directors and stockholders approved the Company's 2002 Stock Option Plan (the "Plan"). This Plan is intended to advance and promote the interests of the Company by providing incentive to key employees, the employees of any subsidiaries/affiliates acquired or established, and the Company's directors, consultants and advisors who contribute to the management, growth and protection of the Company to continue their service to the Company. The Company has reserved 250,000 shares of common stock to be issued pursuant to the Plan. The Plan will terminate on August 9, 2012 and options granted pursuant to the Plan will have a term of 10 years and will be exercisable at fair market value at the time of grant. There have been no options granted under the Plan.

        During the eleven months ended November 30, 2002, the Company granted options to an individual in connection with a consulting agreement that provides for the purchase of 10,000 shares at $10 per share. No options under this agreement have been exercised as of November 30, 2002.

        On November 19, 2002, the Company, in connection with an employment separation agreement with its Vice Chairman and Secretary, issued warrants to purchase 80,733 shares of the common stock of the Company exercisable at $0.01 per share for five years. The fair value of the warrants was estimated on the grant date using the Black-Scholes pricing model with the following assumptions: common stock based on market price of $4.00 per share, zero dividends, expected volatility of 100%, risk free interest rate of 6.26% and an expected life of five years. The warrants were valued at $322,932.

        During the eleven months ended November 30, 2002, the Company issued 122,500 and 141,567 shares of common stock for $485,000 in cash and the conversion of $566,266 of amounts owing to certain officers/directors/shareholders; respectively. During fiscal 2001, the Company issued 90,750 shares of common stock for $726,000 in cash.

        During the six months ended May 31, 2003, $645,000 and $125,432 of notes and accrued interest, respectively, were converted into 96,304 shares of common stock in accordance with the terms of the note agreements (see Note 4).

        As part of the consideration given to the holder of a $500,000 promissory note dated May 15, 2001, the Company issued warrants for the purchase of 62,500 shares of its common stock at a price of $8.00 per share. The warrants were valued at $143,000. The warrants expired unexercised on May 1, 2002. During the six months ended May 31, 2003, the Company issued 149,520 shares of its common stock in payment of this $500,000 note and $98,080 in accrued interest thereunder (see Note 4).

        During the six months ended May 31, 2003, the Company issued 1,219 shares of its common stock to pay interest under certain note obligations.

        During the six months ended May 31, 2003, the Company issued warrants to purchase 3,125 shares of its common stock at an exercise price of $0.01 per share to a professional golfer in connection with an endorsement agreement. These warrants expire September 30, 2003. Warrants to purchase 3,125 shares of common stock were previously issued to this professional golfer under the endorsement agreement (see Note 7).

        During the six months ended May 31, 2003, the Company issued five year warrants to purchase 20,250 shares of its common stock at an exercise price of $4.00 per share to its placement agent under the PPO (see Note 4).

        During the six months ended May 31, 2003, the Company issued five year warrants to purchase 25,000 shares of its common stock at an exercise price of $4.00 per share to an investor as partial consideration for the renewal and extension of a certain $50,000 note (see Note 4).

        The Company's outstanding warrants and options as of May 31, 2003 can be summarized as follows:

Holder(s)	Number of Warrants/ Options	Per Share Exercise Price	Expiration Date
Professional golfer in connection with endorsement agreement	6,250	$0.01	September 30, 2003
Former officer in connection with termination agreement	80,733	$0.01	November 19, 2003
Convertible debenture holders	326,250	$4.00	December 31, 2007
Individual in connection with consulting agreement	10,000	$10.00	—
Investor in connection with note renewal and extension	25,000	$4.00	March 31, 2008
Placement agent in connection with PPO offering	20,250	$4.00	May 20, 2008

	468,483

6.     INCOME TAXES:

        The Company's actual effective tax rate differs from U.S. Federal corporate income tax rate of 34% as follows for the periods ended:

	November 30, 2002	December 31, 2001
Statutory rate	(34.0)%	(34.0)%
State income taxes, net of Federal income tax benefit	(3.3)%	(3.3)%
Increase (reduction) in valuation allowance related to net operating loss carryforwards and change in temporary differences	37.3%	37.3%

	0%	0%

        The components of the net deferred tax asset recognized as of November 30, 2002 are as follows:

Deferred tax assets (liabilities):
Current—
Allowance for doubtful accounts	$5,000
Vacation accrual	18,000
Non-current—
Net operating loss carryforwards	4,600,000
Property and equipment	(89,000)
Other	12,000
Valuation allowance	(4,546,000)

Net deferred tax asset	$—

        The valuation allowance was $3,736,000 at December 31, 2001 and increased by $810,000 for the eleven months ended November 30, 2002.

        At November 30, 2002, the Company has approximately $12,400,000 available in net operating loss carryforwards which begin to expire from 2006 to 2021.

7.     COMMITMENTS:

        Operating Leases—The Company leased office and warehouse facilities under one operating lease agreement. This agreement provided for an annual base rental plus real estate taxes, insurance, repairs, water and maintenance. The lease expired on August 31, 2001.

        In June 2001, the Company entered into a new lease agreement for office space in Mount Prospect, Illinois. The lease provides for base rent plus the proportionate share of property taxes and operating expenses. The lease expires in November 2004 with an option to renew for three additional years.

        Minimum future base rental payments under the above lease are as follows:

2003	$139,939
2004	144,137

Total	$284,076

        Total rent expense was approximately $117,000, $131,000, $225,000 and $104,000 for the six months ended May 31, 2003 and June 30, 2002, the eleven months ended November 30, 2002 and the year ended December 31, 2001, respectively.

        Royalty Agreements—The Company has entered into a number of royalty agreements in connection with the production of its instructional packages and the production of an infomercial to promote these packages. Generally, the agreements require the Company to pay a royalty for every package sold via media advertising. In addition, one of the agreements requires the Company to make future minimum royalty payments totaling $75,000 per year, or 2% of net package sales, whichever is greater; this agreement ended in June 2001. Also, another agreement requires the Company to pay a 5% royalty of sales originating from any European country.

        The Company has an agreement with an individual, which provides for payments of $1 to $2 for each full price sale of certain videos and DVDs. This agreement will remain in effect for the duration of the use of the individual in the content, promotion, or marketing of these videos.

        Royalty expense under these agreements was $30,088 and $75,380 for the eleven months ended November 30, 2002 and the year ended December 31, 2001, respectively and is included in cost of products sold in the accompanying consolidated statements of operations.

        Endorsement Agreements—The Company has an agreement with an individual to promote the Company's swing system, golf clubs and other products. This agreement provides for a monthly payment of $3,000 plus $2,000 for each mutually agreed upon appearance. The term of this agreement is September 1, 2000 through August 31, 2003.

        The Company has an agreement with a professional golfer. This agreement requires the Company to pay minimum annual compensation of $60,000 plus tournament incentive compensation for finishes within the top 10 places in PGA Tour tournaments and European Tour Tournaments. The royalty can increase up to a maximum of $200,000 annually based on sales of certain products. The term of this agreement expires March 31, 2003. Upon expiration of this term, the Company will have the option to extend the agreement for an additional two-year term. The Company has elected to not renew this agreement. The Company has also agreed to issue the professional golfer 3,125 warrants for the purchase of common stock at the conclusion of each year under the contract. As of May 31, 2003, 6,250 warrants have been issued. The warrants have an exercise price of $.01 per share and expire September 30, 2003.

        Total endorsement fees were $136,000 and $91,000 for the eleven months ended November 30, 2002 and the year ended December 31, 2001.

8.     RETIREMENT PLAN:

        The Company adopted a 401(k) retirement plan effective August 1, 1999. Effective January 1, 2002, the plan was restated to reflect the changes in the tax laws applicable to qualified retirement plans, in effect since 1994 (collectively referred to as GUST), and to reflect year 2001 tax legislation, commonly referred to as EGTRRA. The plan covers substantially all employees with at least 30 days of service. Employees may contribute their eligible compensation to the plan, subject to the limits of Section 401(k) of the Internal Revenue Code. The Company is not required to make any contributions to the plan. No contributions were made to the plan for the periods ended November 30, 2002 and December 31, 2001.

9.     BUSINESS SEGMENTS:

        The Company has identified its principal business segments as follows: sale of products generated in the field (Natural Golf Field Sales); sale of products through advertising and telemarketing (Natural Golf Products); and conducting golf instruction (Natural Golf Schools). The Company's reportable segments are strategic business units that offer different products/services, are managed separately, and require different marketing strategies. The accounting policies of the segments are those described in the summary of significant accounting policies. The Company evaluates performance based on results from operations before income taxes not including nonrecurring gains and losses.

	FOR THE SIX MONTHS ENDED
	MAY 31, 2003	JUNE 30, 2002	FOR THE ONE MONTH ENDED DECEMBER 31, 2002	FOR THE ELEVEN MONTHS ENDED NOVEMBER 30, 2002	FOR THE YEAR ENDED DECEMBER 31, 2001
	(unaudited)	(unaudited)
REVENUE FROM EXTERNAL CUSTOMERS:
Natural Golf Products	$2,795,948	$3,858,026	$305,022	$5,923,727	$9,449,466
Natural Golf Field Sales	1,216,529	2,124,750	157,959	3,361,716	3,704,620
Natural Golf Schools	944,528	1,397,977	84,709	2,286,852	2,888,343
Corporate	—	—	—	—	—

Total revenue from external customers	$4,957,005	$7,380,753	$547,690	$11,572,295	$16,042,429

REVENUE FROM OTHER OPERATING SEGMENTS, ELIMINATED IN CONSOLIDATION:
Natural Golf Products	$95,205	$132,501	$7,523	$206,120	$244,527
Natural Golf Field Sales	2,997	6,074	197	9,123	5,179
Natural Golf Schools	—	—	—	—	—
Corporate	2,215,912	3,660,166	283,786	5,799,560	7,667,988

Total revenue from other operating segments	$2,314,114	$3,798,741	$291,506	$6,014,803	$7,917,694

OPERATING INCOME (LOSS):
Natural Golf Products	$(582,977)	$(1,091,159)	$(281,220)	$(1,789,382)	$(2,936,853)
Natural Golf Field Sales	(396,927)	(465,276)	(77,685)	(783,329)	(953,348)
Natural Golf Schools	(248,662)	(554,688)	(42,554)	(799,265)	(587,291)
Corporate	267,170	1,256,021	33,085	1,593,030	2,605,337

Total operating income (loss)	$(961,396)	$(855,102)	$(368,374)	$(1,778,946)	$(1,872,155)

INTEREST EXPENSE:
Natural Golf Products	$—	$—	$—	$—	$—
Natural Golf Field Sales	—	—	—	—	—
Natural Golf Schools	—	1,551	—	1,551	—
Corporate	726,152	185,632	70,316	422,769	238,931

Total interest expense	$726,152	$187,183	$70,316	$424,320	$238,931

DEPRECIATION AND AMORTIZATION:
Natural Golf Products	$—	$—	$—	$—	$—
Natural Golf Field Sales	—	—	—	—	—
Natural Golf Schools	483	483	81	885	804
Corporate	129,561	57,238	10,167	108,382	93,070

Total depreciation and amortization	$130,044	$57,721	$10,248	$109,267	$93,874

IDENTIFIABLE ASSETS:
Natural Golf Products	$60,825	$216,176	$7,228	$91,933	$12,643
Natural Golf Field Sales	15,777	46,935	43,239	31,411	(17,769)
Natural Golf Schools	2,655	3,539	3,057	3,772	(29,236)
Corporate	1,441,139	1,964,628	1,881,913	1,817,938	1,511,910

Total identifiable assets	$1,520,396	$2,231,278	$1,935,437	$1,945,054	$1,477,548

EXPENDITURES FOR LONG LIVED ASSETS:
Natural Golf Products	$—	$—	$—	$—	$—
Natural Golf Field Sales	—	—	—	—	—
Natural Golf Schools	—	—	—	—	4,827
Corporate	76,177	69,180	51,560	138,781	260,868

Total expenditures for long lived assets	$76,177	$69,180	$51,560	$138,781	$265,695

10.   SUBSEQUENT EVENTS:

        On March 18, 2003, the Company entered into a merger agreement with Wentworth II, Inc. ("Wentworth"). The consummation of the merger agreement was conditioned on the satisfaction of a number of conditions, one of which that the closing of the merger was to occur on or before June 30, 2003. The closing failed to occur by that date, and the Board of Directors authorized the termination of the merger agreement. Subsequent to May 31, 2003, the Company and Wentworth entered into a mutual termination agreement which requires the Company to pay a $45,000 break-up fee to Wentworth in three equal installments on September 1, 2003, October 15, 2003 and December 1, 2003, provided payment will be accelerated upon the closing of an initial public offering.

        Subsequent to May 31, 2003, the maturity dates under the following notes were extended: $350,000 bank note extended to October 30, 2003 with principal payments of $75,000 due each month beginning August 1, 2003; $750,000 of investor notes extended to November 1, 2003; $50,000 of investor notes extended until December 30, 2003; and a $93,706 note due a former officer (of which $18,706 of principal had been paid subsequent to May 31, 2003) extended until December 31, 2003 or the closing of an initial public offering, whichever occurs first.

        Subsequent to May 31, 2003, the Company has requested investors to extend the maturity in the $1,305,000 PPO of their debentures from December 31, 2003 to June 30, 2004. In consideration for their agreement to extend, the Company will issue additional warrants to investors totaling 10% of the current warrants held by investors.

        Subsequent to May 31, 2003, the Company commenced an offering to foreign investors of unsecured convertible debentures due June 30, 2004. These debentures are convertible at $4.00 per share. The investors in this offering also receive five year warrants to purchase the number of shares into which their debentures are convertible at an exercise price of $4.00 per share. Subsequent to May 31, 2003, the Company has received gross proceeds of $970,881 under this offering. Placement agent fees for this offering are 10% commissions and 5% non-accountable expenses of the gross proceeds raised.

        Subsequent to May 31, 2003, the Board of Directors approved an amendment to the Company's articles of incorporation increasing the number of authorized shares of common stock from 4,000,000 to 18,000,000 and creating a class of 2,000,000 shares of preferred stock with rights, designations and preference to be determined by the Board from time to time. The Board also approved a stock incentive plan which provides for grants of stock options, stock appreciation rights and restricted stock awards. Initially, 900,000 shares of common stock have been reserved for issuance under the plan. The amendment to the Company's articles of incorporation and the adoption of the stock incentive plan are both subject to stockholder approval.

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You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

        Until , 2003 (25 days after the date of this prospectus), all dealers that buy, sell or trade our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This requirement is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

2,500,000 Shares
of
Common Stock
of
Natural Golf Corporation

PROSPECTUS

Gilford Securities Incorporated

                             , 2003

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.    Indemnification of Directors and Officers.

        Section 8.75 of the Illinois Business Corporation Act of 1983, as amended, provides, in effect, that we may, and in certain cases must, indemnify any person made a party to any action by reason of the fact that he is or was one of our directors, officers, employees or agents against, in the case of a non-derivative action, judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys' fees) incurred by him as a result of such action, and in the case of a derivative action, against expenses (including attorneys' fees), if in either type of action he acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests. This indemnification does not apply, in a derivative action, to matters as to which it is adjudged that the director, officer, employee or agent is liable to us, unless upon court order it is determined that, despite such adjudication of liability, but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for expenses, and, in a non-derivative action, to any criminal proceeding in which such person had reasonable cause to believe his conduct was unlawful.

        Article XI of our amended and restated articles of incorporation provides that no director shall be liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Illinois law. Article XI further provides that we shall indemnify, to the fullest extent permitted by Illinois law, any and all of our directors and officers, or former directors and officers, or any person who may have served at our request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise.

        Reference is made to Section            of the Underwriting Agreement to be filed as Exhibit 1.1 hereto, pursuant to which the Underwriter has agreed to indemnify officers and directors of Natural Golf against certain liabilities under the Securities Act.

        We have entered into indemnification agreements with each of our directors and officers, a form of which is filed as Exhibit 10.4 to this Registration Statement. Under these agreements, we will be obligated, to the extent permitted by Illinois Law, to indemnify such directors and officers against all expenses, judgments, fines and penalties incurred in connection with the defense or settlement of any actions brought against them by reason of the fact that they served as directors or officers or assumed certain responsibilities at our direction. We also intend to purchase directors and officers liability insurance in order to limit our exposure to liability for indemnification of directors and officers.

Item 25. Other Expenses of Issuance and Distribution.

        The following table sets forth the costs and expenses, other than the underwriting discount, payable by the Registrant in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fee.

SEC registration fee		$1,630
NASD fee		$2,513
American Stock Exchange Listing fee		*
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Blue sky fees and expenses		*
Transfer agent fees		*
Miscellaneous		*

Total	$	*

*
To be included by amendment.

Item 26.    Recent Sales of Unregistered Securities.

        Within the past three years, we have issued or sold unregistered securities as described in the transactions listed below. For each transaction, an exemption from registration under the Securities Act of 1933 is claimed for the sale of securities in reliance upon the exemption offered by Section 4(2) of the Securities Act, which exempts transactions by issuers not involving a public offering, or pursuant to Regulation D promulgated thereunder. The use of this exemption is based on the following facts:

  •
  Neither we nor any person acting on our solicited any offer to buy or sell the securities by any form of general solicitation or advertising;

  •
  The purchasers represented in writing that they were acquiring the securities as a principal for their own account for investment purposes only and without a view towards distribution or reselling these securities unless pursuant to an effective registration statement or exemption from registration in compliance with federal or state securities laws;

  •
  At the time of the purchase, the purchasers were accredited investors, as defined in Rule 501(a) under the Securities Act, had the opportunity to review applicable disclosure materials and ask questions in regard to us; and

  •
  The securities may only be disposed of pursuant to an effective registration statement or exemption from registration in compliance with federal or state securities laws and the certificates evidencing the securities bear legends to that effect.

        Except as specifically stated below, no underwriter or sales or placement agent was involved in the transactions described below.

  •
  In January 2000, we issued 17,530 shares of common stock in connection with the exercise of certain options held by six of our employees. The exercise price was $1.25 per share for an aggregate price of $21,912.50.

  •
  In January 2000, we issued options to purchase 5,000 shares of common stock at an exercise price of $8.00 per share to a marketing consultant pursuant to a consulting agreement dated January 1, 2000. These options were cancelled in connection with the termination of the consulting agreement on December 1, 2002.

  •
  From February 2000 through June 2000, we issued 19,500 shares of common stock at $6.00 per share to three individual accredited investors in exchange for $117,000 in cash.

  •
  From June 2000 through February 2001, we conducted an offering to sell shares of common stock on a best efforts basis pursuant to a confidential private placement memorandum. We issued an aggregate of 118,200 shares at $8.00 per share to 17 individuals or entities, all of whom were accredited investors, for an aggregate purchase price of $945,600.

  •
  In September 2000, we issued 6,667 shares of common stock valued at $6.00 per share to an individual in connection with our repurchase of certain rights to market and sell our products and services in Japan.

  •
  In October 2000, we issued 5,000 shares of common stock valued at $8,150 to an individual in connection with the purchase of certain equipment and other assets.

  •
  From February 2001 through May 2001, we issued notes in the principal amount of $1,145,000 to seven individual accredited investors. These notes bear interest at 10% per annum. $645,000 of these notes matured in February 2003 with the remaining $500,000 of notes maturing in May 2003. The notes are payable in shares of common stock valued at $8.00 per share; however, if the note holder elects to receive a cash payment prior to maturity, the shares of common stock used to retire the notes will be valued at $4.00 per share.

  •
  From June 2001 through November 2001, we conducted an offering to sell shares of common stock on a best efforts basis pursuant to a confidential private placement memorandum. We issued 67,000 shares at $8.00 per share to 11 individuals or entities, all of whom were accredited investors, for an aggregate purchase price of $536,000.

  •
  In October 2001, we issued notes in the principal amount of $200,000 to two individual accredited investors. The notes bear interest at 30% per annum, with 10% payable in cash and 20% payable in common stock at a rate of $10.00 per share. The notes were originally scheduled to mature in October 2002 and could be paid by us at maturity in shares of our common stock at a rate of $5.00 per share. These notes were modified to extend the maturity to November 1, 2003. As part of the extension, at maturity, at our election, the notes may be paid in shares of common stock at a rate of $2.00 per share. In the event we undertake certain financing events, the holders of the extended notes are entitled to receive five-year warrants to purchase 125,000 shares of common stock at $4.00 per share.

  •
  From January 2002 through August 2002, we conducted an offering to sell shares of common stock on a best efforts basis pursuant to a confidential private placement memorandum. We issued an aggregate of 122,500 shares at $4.00 per share to 10 individuals or entities, all of whom were accredited investors, for an aggregate purchase price of $490,000. Commissions of $5,000 were paid to a placement agent on the sale of 12,500 of these shares of common stock to one investor.

  •
  In March 2002, we issued warrants to purchase 3,125 shares of common stock at an exercise price of $0.01 per share to a professional golfer, pursuant to an endorsement agreement dated April 1, 2001. These warrants expire September 30, 2003.

  •
  From May 2002 through June 2002, we issued notes in the principal amount of $500,000 to six individuals or entities, all of whom were accredited investors. The notes bear interest at a rate of 30% per annum, 10% payable in cash and 20% payable in stock at a rate of $4.00 per share. The notes mature on November 1, 2003. At maturity, at our election, the notes may be paid in shares of common stock at a rate of $2.00 per share. In the event we complete an equity or debt offering or offerings of at least $5 million, the holders of the notes are entitled to receive five-year warrants to purchase an aggregate of 175,000 shares of common stock at $4.00 per share.

  •
  In June 2002, we issued notes in the principal amount of $100,000 to two individuals, both of whom were accredited investors. The notes bear interest at a rate of 30% per annum, 10% payable in cash and 20% payable in stock at a rate of $10.00 per share. Of these securities, the maturity of $50,000 in principal amount has been extended to December 30, 2003. At maturity, at our election, the notes may be paid in shares of our common stock at a rate of $1.00 to $5.00 per share.

  •
  On November 30, 2002, we issued a note in the principal amount $93,706 to a former officer in settlement of certain advances made to us. The note matures December 31, 2003 and bears interest at a rate of 4.5% per annum. The note is secured by all of our assets, subject to a first lien of inventory in favor of the holders of certain convertible debentures. On November 30, 2002, we also issued to the former officer warrants to purchase 80,733 shares of common stock at an exercise price of $0.01 per share in payment of $322,932 of unpaid compensation. The warrants expire in November 2007. The shares underlying these warrants are subject to certain registration rights. The note and warrants were issued in connection with the former officer's termination of employment.

  •
  On November 30, 2002, we issued 71,780 shares of common stock to our chief executive officer at a rate of $4.00 per share in payment of $224,000 of unpaid bonuses and a loan of $63,120.

  •
  On November 30, 2002, we issued 69,787 shares of common stock to the Chairman of our Board of Directors at a rate of $4.00 per share in payment of $224,756 of unpaid compensation, a loan of $50,000 and $4,390 of unreimbursed business expenses.

  •
  In January 2003, we issued 499 shares of common stock to two note holders in payment of approximately $4,990 of accrued interest. The shares of common stock were issued at a rate of $10.00 per share under the terms of the respective notes.

  •
  From January 2003 through May 2003, we issued convertible debentures in an aggregate principal amount of $1,305,000 to 23 individuals or entities, all of whom were accredited investors, pursuant to a private placement memorandum. The debentures mature December 31, 2003 and bear interest at 10% per annum. We have requested an extension of the maturity date of these debentures to June 30, 2004. The debentures are convertible by the election of the holder at any time prior to maturity into shares of common stock at $4.00 per share. The debenture holders also received warrants to purchase 326,250 shares of common stock at $4.00 per share. These warrants expire in January 2008. In connection with the sale of convertible debentures under the private placement offering, we have paid a placement agent commissions of approximately $81,000 through May 2003 and have issued to the placement agent warrants to purchase 20,250 shares of our common stock.

  •
  On February 11, 2003, we issued 96,304 shares of common stock to six individuals or entities in full payment of certain notes with an aggregate principal balance of $645,000 and accrued interest of $125,432. The shares of common stock were issued at a rate of $8.00 per share under the terms of payment under the notes.

  •
  In April 2003, we issued 720 shares of common stock to two note holders in payment of $7,200 of accrued interest. The shares of common stock were issued at a rate of $10.00 per share under the terms of the respective notes.

  •
  On May 1, 2003, we issued 149,520 shares of common stock to an individual in full payment of a note with an aggregate principal balance of $500,000 and accrued interest of $98,080. The common stock was issued at a rate of $4.00 per share pursuant to the terms of the note.

  •
  From June 16, 2003 through July 31, 2003, we have issued unsecured convertible debentures in the principal amount of $970,881 to twenty-four investors or entities, all of whom are non U.S. persons, pursuant to Regulation S under the Securities Act. These debentures mature June 30, 2004 and bear interest at 10% per annum. The debentures are convertible by the election of the holder at any time prior to maturity into shares of our common stock at $4.00 per share. These debenture holders also received warrants to purchase 242,720 shares of common stock at $4.00 per share. The warrants expire June 2008. In connection with the sale of these debentures, we have paid a placement agent commissions of approximately $97,000 through July 2003 and will issue placement agent warrants to purchase 24,272 shares of our common stock upon completion of the offering.

  •
  On June 30, 2003, we issued 623 shares of our common stock to a note holder in payment of $2,492 of accrued interest. The shares of common stock were issued at a rate of $4.00 per share under the terms of the note.

Item 27.    Exhibits.

(a)	Exhibits.
1.1*	Form of Underwriting Agreement
1.2*	Form of Underwriter's Warrant Agreement and Warrant
1.3*	Form of Selected Dealers Agreement
3.1*	Amended and Restated Articles of Incorporation of Registrant
3.2	Amended and Restated Bylaws of Registrant
4*	Specimen stock certificate representing Registrant's common stock
5*	Opinion of Katten Muchin Zavis Rosenman as to the legality of the securities being registered (including consent)
10.1	Industrial Building Lease between the Registrant and First Industrial, L.P., dated June 29, 2001
10.2	Registrant's 2003 Stock Incentive Plan
10.3*	Employment Agreement between the Registrant and Andrew S. Wyant
10.4*	Employment Agreement between the Registrant and Frederic M. Schweiger
10.5	Form of Indemnification Agreement
10.6	Form of Registrant's Certified Instructor Sales/Compensation Agreement
10.7	Consultation Agreement between Registrant and Robert F Lukesiewicz, dated January 1, 2002
21	Subsidiaries of Registrant
23.1	Consent of Hein + Associates LLP
23.2*	Consent of Katten Muchin Zavis Rosenman (contained in its opinion filed as Exhibit 5 hereto)
24	Power of Attorney (see signature page)

*
To be included by amendment.

Item 28.    Undertakings.

        The Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The Registrant hereby undertakes that:

        1.     For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1), or (4), or 497(h) under the Securities Act as part of this registration statement as of the time the Securities and Exchange Commission declared it effective.

        2.     For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement for the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Mount Prospect, State of Illinois, on August 7, 2003.

NATURAL GOLF CORPORATION
By:	/s/ ANDREW S. WYANT Andrew S. Wyant Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Andrew S. Wyant and Frederic M. Schweiger, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

Name	Title	Date
/s/ THOMAS HERSKOVITS Thomas Herskovits	Chairman of the Board	August 7, 2003
/s/ ANDREW S. WYANT Andrew S. Wyant	Chief Executive Officer and Director (principal executive officer)	August 7, 2003
/s/ FREDERIC M. SCHWEIGER Frederic M. Schweiger	Chief Financial Officer and Secretary (principal financial and accounting officer)	August 7, 2003
/s/ KENNETH GREENBLATT Kenneth Greenblatt	Director	August 7, 2003
/s/ RICHARD A. MAGID Richard A. Magid	Director	August 7, 2003

QuickLinks

PROSPECTUS SUMMARY
Natural Golf
Industry Background
Strategy
Our Offices
The Offering
Selected Financial Information
RISK FACTORS
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
DIVIDEND POLICY
CAPITALIZATION
DILUTION
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
PRINCIPAL SHAREHOLDERS
DESCRIPTION OF SECURITIES
UNDERWRITING
LEGAL MATTERS
EXPERTS
AVAILABLE INFORMATION
INDEX TO FINANCIAL STATEMENTS
INDEPENDENT AUDITOR'S REPORT
CONSOLIDATED BALANCE SHEETS
CONSOLIDATED STATEMENTS OF OPERATIONS
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT
CONSOLIDATED STATEMENTS OF CASH FLOWS
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 24. Indemnification of Directors and Officers.
  Item 25. Other Expenses of Issuance and Distribution.
  Item 26. Recent Sales of Unregistered Securities.
  Item 27. Exhibits.
  Item 28. Undertakings.
SIGNATURES
POWER OF ATTORNEY